The information in this preliminary prospectus supplement and accompanying prospectus is not complete and may be changed without notice. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell the securities, and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 5, 2017.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No.: 333-214756

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated November 22, 2016)

AstraZeneca PLC

$

$           % Notes due 2022
$           % Notes due 2027

$                    Floating Rate Notes due 2022

_________________________

The notes offered by this prospectus supplement comprise the $                % Notes due 2022 (the “2022 Notes”), the $                 % Notes due 2027 (the “2027 Notes” and together with the 2022 Notes, the “Fixed Rate Notes”) and the $                 Floating Rate Notes due 2022 (the “Floating Rate Notes”, and, together with the Fixed Rate Notes, the “notes”). The 2022 Notes will bear interest at a rate of        % per year. The 2027 Notes will bear interest at a rate of        % per year. The Floating Rate Notes will bear interest at a floating rate equal to the three-month U.S. dollar LIBOR rate plus         %. Interest on the Fixed Rate Notes will be payable semi-annually in arrears on          and           of each year, beginning            , 2017. Interest on the Floating Rate Notes will be payable quarterly in arrears on          ,           ,           and         of each year, beginning           , 2017.

The notes are redeemable in whole but not in part prior to their respective maturity dates upon the occurrence of certain tax events described herein. In addition, we may redeem the Fixed Rate Notes, in whole or in part, from time to time as follows: (i) prior to           , 2022 with respect to the 2022 Notes and           , 2027 with respect to the 2027 Notes, at a redemption price equal to the greater of 100% of the principal amount of the Fixed Rate Notes to be redeemed or at a make-whole amount described herein, and (ii) on or after          , 2022 with respect to the 2022 Notes and           , 2027 with respect to the 2027 Notes, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes to be redeemed, in each case, plus accrued interest thereon to but excluding the date of redemption. We do not have the right to redeem the Floating Rate Notes prior to their maturity date except upon the occurrence of certain tax events described herein.

The notes will constitute unsecured and unsubordinated indebtedness of AstraZeneca PLC and will rank equally with all other unsecured and unsubordinated indebtedness of AstraZeneca PLC from time to time outstanding.

The notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales. We will apply to list the notes on the New York Stock Exchange.

_________________________

Investing in the notes involves risks.
See “Risk Factors” beginning on page 1 of the attached prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Commissions	Proceeds to AstraZeneca PLC (before expenses)
Per 2022 Note	%	%	%
Total for 2022 Notes	$	$	$
Per 2027 Note	%	%	%
Total for 2027 Notes	$	$	$
Per Floating Rate Note	%	%	%
Total for Floating Rate Notes	$	$	$
Total	$	$	$

__________________________

1       Plus interest accrued on the notes from             , 2017, if any.

We expect to deliver the notes to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”) on or about            , 2017. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), and Euroclear Bank SA/NV (“Euroclear”).

_________________________

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	HSBC	Morgan Stanley

, 2017.

table of Contents

_________________________

Prospectus Supplement

_________________________

We have not, and the underwriters have not, authorized any other person to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any different or additional information. Neither we nor the underwriters are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

_________________________

About This Document

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our results of operations and financial condition. The second part, the attached prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the notes in the prospectus supplement differs from the description in the attached prospectus, the description in the prospectus supplement supersedes the description in the attached prospectus.

Where You Can Find More Information

We file annual reports with the Securities and Exchange Commission (the “SEC”), and furnish other information on Form 6-K to the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. These documents are also available on our internet website at http://www.astrazeneca.com. The contents of our website are not incorporated into, and do not form a part of, this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or furnish to them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any of our future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until such time as all of the securities covered by this prospectus supplement have been sold:

•	Our Annual Report on Form 20-F for the year ended December 31, 2016 filed with the SEC on March 7, 2017.

•	The reconciliation table under the heading “Financial Performance”, but only with respect to 2016 figures, in our Report “1st Quarter Results” on Form 6-K filed with the SEC on April 29, 2016.

•	Our Report on Form 6-K titled “Lynparza Phase III Solo-2 Data Demonstrate Progression-Free Survival Benefit In BRCA-Mutated Ovarian Cancer As Maintenance Therapy” filed with the SEC on March 15, 2017.

•	Our Report on Form 6-K titled “AstraZeneca Receives Complete Response Letter from US FDA for ZS-9 (Sodium Zirconium Cyclosilicate) for Hyperkalaemia” filed with the SEC on March 17, 2017.

•	Our Report on Form 6-K titled “Tagrisso (Osimertinib) Receives US FDA Full Approval” filed with the SEC on March 31, 2017.

•	Our Report on Form 6-K titled “AstraZeneca Completes Agreement with Tersera Therapeutics for Commercial Rights to Zoladex in the US and Canada” filed with the SEC on March 31, 2017.

•	Our Report on Form 6-K titled “Q1 2017 Results” filed with the SEC on April 27, 2017.

•	Our Report on Form 6-K titled “AstraZeneca’s Imfinzi (Durvalumab) Receives US FDA Accelerated Approval for Previously Treated Patients with Advanced Bladder Cancer” filed with the SEC on May 2, 2017.

•	Our Report on Form 6-K titled “AstraZeneca Provides Update on Stratos 1 Phase III Trial of Tralokinumab in Severe, Uncontrolled Asthma” filed with the SEC on May 10, 2017.

•	Our Report on Form 6-K titled “Imfinzi Significantly Reduces the Risk of Disease Worsening or Death in the Phase III Pacific Trail for Stage III Unresectable Lung Cancer” filed with the SEC on May 12, 2017.

•	Our Report on Form 6-K titled “AstraZeneca Enters Agreement With Recordati for Seloken in Europe” filed with the SEC on May 22, 2017.

•	Our Report on Form 6-K titled “Bydureon Exscel Trial Meets Primary Safety Objective In Type-2 Diabetes Patients at Wide Range of Cardiovascular Risk” filed with the SEC on May 23, 2017.

•	Our Report on Form 6-K titled “AstraZeneca Appoints Professor Nazneen Rahman to its Board of Directors and Science Committee” filed with the SEC on May 31, 2017.

•	Our Report on Form 6-K titled “Lynparza Significantly Reduces the Risk of Disease Worsening or Death in Patients with BRCA-Mutated Metastatic Breast Cancer” filed with the SEC on June 5, 2017.

•	All other documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the notes and, to the extent designated therein, reports furnished to the SEC on Form 6-K, in each case with effect from the date that such document or report is so filed or furnished.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus other than exhibits which are not specifically incorporated by reference into those documents. You can request those documents from either of the below:

AstraZeneca PLC
1 Francis Crick Avenue

Cambridge Biomedical Campus

Cambridge CB2 0AA
England, United Kingdom

The Company Secretary
Tel. No.: +44-20-3749-5000

Investor Relations
Tel. No.: +44-20-3749-5000

Forward-Looking Statements

From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements constitute “forward-looking statements” for purposes of the US Private Securities Litigation Reform Act of 1995. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. You should read the section entitled “Cautionary statement regarding forward-looking statements” incorporated by reference into our annual report on Form 20-F for the year ended December 31, 2016, and included in our Report on Form 6-K dated April 27, 2017 and the section entitled “Forward-Looking Statements” on pages 3 and 4 of the attached prospectus for additional information.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the attached prospectus or the information incorporated by reference, might not occur.

Summary

Unless otherwise stated in this prospectus supplement or unless the context otherwise requires, the words “Company”, “we”, “our” and “us” refer to AstraZeneca PLC.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The Description of Notes section of this prospectus supplement and the Description of Debt Securities section of the attached prospectus contain more detailed information regarding the terms and conditions of the notes. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and in the attached prospectus.

Overview

We are a global, science-led biopharmaceutical business that focuses on the discovery, development and commercialization of prescription medicines, primarily for the treatment of diseases in three main therapy areas: oncology, cardiovascular & metabolic diseases and respiratory. We are also selectively active in the areas of autoimmunity, neuroscience and infection.

Backed by a track record of pharmaceutical innovation over more than 70 years, we have a broad range of marketed medicines that continue to make a positive difference in healthcare. In addition to our pipeline of products in the discovery and development phases, our pipeline includes life-cycle management initiatives for approved products to bring further benefit for patients and maximize their commercial potential. As of December 31, 2016, our range of medicines included three products with annual sales of over $1 billion each.

We are active in over 100 countries worldwide, with major research and development centers in four countries, including China, Sweden, the United Kingdom and the United States, and manufacturing facilities in 18 countries. We employ approximately 59,700 people with approximately 37% in Emerging Markets, 33% in Europe, 22% in the United States and 8% in the Established Rest of World (including Japan, Canada, Australia and New Zealand). Our principal executive office is located at 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA and our telephone number is +44-20-3749-5000.

Our ADSs are listed on the New York Stock Exchange under the symbol “AZN”. Our ordinary shares are admitted to trading on the London Stock Exchange under the symbol “AZN” and are also listed on the Stockholm Stock Exchange under the symbol “AZN”.

The Offering

Issuer	AstraZeneca PLC.

Notes Being Offered

$             aggregate principal amount of          % Notes due 2022 (the “2022 Notes”).

$             aggregate principal amount of          % Notes due 2027 (the “2027 Notes”).

The 2022 Notes and the 2027 Notes are together referred to herein as the “Fixed Rate Notes”.

$             aggregate principal amount of           Floating Rate Notes due 2022 (the “Floating Rate Notes”).

We refer to the Floating Rate Notes and the Fixed Rate Notes in this prospectus supplement as the “notes”.

The notes will be issued under an indenture dated as of April 1, 2004 (the “Indenture”) between us and The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee to JPMorgan Chase Bank, and the terms of the securities will be set forth in an Officer’s Certificate to be dated              , 2017. The 2022 Notes, the 2027 Notes and the Floating Rate Notes will each be treated as a separate series of notes and, as such, will vote and act, and may be redeemed, separately.

PROVISIONS APPLICABLE TO THE FIXED RATE NOTES

Maturity	2022 Notes: , 2022. 2027 Notes: , 2027.

Interest Rate

The 2022 Notes will bear interest from          , 2017 at a fixed rate of          % per annum, payable semi-annually.

The 2027 Notes will bear interest from           , 2017 at a fixed rate of           % per annum, payable semi-annually.

Interest Payment Dates .	Interest on the Fixed Rate Notes will be paid semi-annually in arrears on and of each year, commencing , 2017 (each, a “ Fixed Rate Interest Payment Date”).

Interest Periods	The first interest period for the Fixed Rate Notes will be the period from and including the issue date to but excluding the first Fixed Rate Interest Payment Date. Thereafter, the interest periods for the Fixed Rate Notes will be the periods from and including the Fixed Rate Interest Payment Dates to but excluding the immediately succeeding Fixed Rate Interest Payment

Date (together with the first interest period, each a “ Fixed Rate Interest Period”). The final Fixed Rate Interest Period will be the period from and including the Fixed Rate Interest Payment Date immediately preceding the maturity date to the maturity date.

Day Count Convention	360-day year and twelve 30-day months.

Optional Redemption

We may redeem the Fixed Rate Notes, in whole or in part, from time to time as follows: (i) prior to the Par Call Date (as set forth below), at a redemption price equal to the greater of (A) 100% of the principal amount of the Fixed Rate Notes to be redeemed, and (B) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus the Make-Whole Spread (as set forth below) and (ii) on or after the Par Call Date, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.

See “Description of Notes — Redemption — Optional Redemption”.

Par Call Date	2022 Notes: , 2022. 2027 Notes: , 2027.

Make-Whole Spread	2022 Notes: basis points. 2027 Notes: basis points.

PROVISIONS APPLICABLE TO THE FLOATING RATE NOTES

Maturity	, 2022.

Interest Rate	The interest rate for the Floating Rate Notes for the first interest period will be LIBOR (as defined herein) as determined on , 2017 plus the Spread. Thereafter, the interest rate for any Floating Rate Interest Period (as defined below) will be LIBOR as determined on the applicable Interest Determination Date (as defined below) plus the Spread.

Spread	basis points.

Interest Payment Dates	Interest on the Floating Rate Notes will be paid quarterly in arrears on , , and of each year, commencing ,

2017 (each, a “Floating Rate Interest Payment Date”).

Interest Reset Dates	Interest on the Floating Rate Notes will have Interest Reset Dates of , , and of each year, commencing , 2017.

Interest Periods	The first interest period for the Floating Rate Notes will be the period from and including the original issue date to but excluding the immediately succeeding Interest Reset Date. Thereafter, the interest periods for the Floating Rate Notes will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date (together with the first interest period, each a “Floating Rate Interest Period”). However, the final Floating Rate Interest Period will be the period from and including the Interest Reset Date immediately preceding the maturity date to the maturity date.

Interest Determination Dates	Interest on the Floating Rate Notes will be determined two London business days prior to each Interest Reset Date.

Day Count Convention	360-day year and actual number of days elapsed.

Redemption	Subject to the optional tax redemption described below, we may not redeem the Floating Rate Notes prior to maturity.

PROVISIONS APPLICABLE TO ALL OF THE NOTES

Optional Tax Redemption	In the event of various tax law changes and other limited circumstances that require us to pay additional amounts as described under “Description of Notes — Redemption — Optional Tax Redemption”, we may redeem in whole, but not in part, any series of the notes prior to maturity at a redemption price equal to 100% of their principal amount plus accrued interest thereon to but excluding the date of redemption.

Payment of Additional Amounts	For more information on additional amounts and the situations in which AstraZeneca PLC may be required to pay additional amounts, see “Description of Notes —Payment of Additional Amounts” in this prospectus supplement.

Regular Record Dates for Interest	The 15th calendar day preceding each Fixed Rate Interest Payment Date or Floating Rate Interest Payment Date, as the case may be, whether or not such day is a business day.

Ranking	The notes will constitute unsecured and unsubordinated indebtedness of AstraZeneca PLC and will rank equally with all other existing and future unsecured and unsubordinated indebtedness of

AstraZeneca PLC.

Form, Denomination, Clearance and Settlement	We will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each series of notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in your respective series of notes through DTC and DTC and its direct and indirect participants (including Clearstream, Luxembourg and Euroclear) will record your beneficial interest on their books. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership — Global Securities — Special situations when the global security will be terminated” in the attached prospectus. Settlement of the notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Clearance and Settlement — The Clearing Systems — DTC” in the attached prospectus.

Governing Law	The notes will be governed by the laws of the State of New York.

Listing	We will apply to list the notes on the New York Stock Exchange.

Sinking fund	There is no sinking fund for any series of notes.

Restrictive covenants	The Indenture contains covenants restricting our ability to enter into sale and leaseback transactions, pledge our assets to secure certain borrowings and create or incur liens on our property. These restrictive covenants are described in the attached prospectus under the heading “Description of Debt Securities — Covenants”.

Defeasance	Each series of notes will be subject to the defeasance and covenant defeasance provisions in the Indenture described under “Description of Debt Securities — Satisfaction, Discharge and Defeasance” in the attached prospectus.

Further Issuances

We may, at our option, at any time and without the consent of the then existing noteholders, reopen any series of notes and issue additional notes in one or more transactions after the date of this prospectus supplement with terms (other than the issuance date and, possibly, the CUSIP, first interest payment date and issue price) identical to such series of notes issued hereby. These additional notes will be deemed to have been part of the applicable series of notes offered hereby and will provide the holders of these additional notes the right to vote together with holders of the applicable series of notes issued hereby.

We may offer additional notes of any series with original issue discount (“OID”) for US federal income tax purposes as part of a further issue. Purchasers of notes of such series after the date of any further issue will not be able to differentiate between notes sold as part of such further issue and previously issued notes. If we were to issue additional notes with OID, purchasers of notes after such further issue may be required to accrue OID with respect to their notes. This may affect the price of outstanding notes of such series following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of notes of any series with OID.

Use of Proceeds

We expect to receive approximately $               from the sale of the notes, after deducting underwriting discounts and other expenses related to this offering.

We intend to use the net proceeds from the sale of the notes for general corporate purposes which may include the refinancing of existing indebtedness. See “Use of Proceeds.”

Trustee, Security Registrar, Transfer Agent, Paying Agent and Calculation Agent	The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank and as security registrar, transfer agent and paying agent under the Indenture; and as calculation agent under the Calculation Agency Agreement to be dated as of , 2017.

Timing and Delivery	We currently expect delivery of the notes to occur on , 2017.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” beginning on page 1 of the attached prospectus, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2016, each of which is incorporated by reference in this prospectus supplement, for risks involved with an investment in the notes.

Selected Financial Information

The selected consolidated financial data for AstraZeneca PLC set forth below as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 is derived from our audited consolidated financial statements and has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union and as issued by the International Accounting Standards Board (“IASB”). The selected consolidated financial data set forth below as of and for the three-month periods ended March 31, 2017 and 2016 is derived from our unaudited consolidated financial statements for the three-month period ended March 31, 2017 contained in our Report on Form 6-K dated April 27, 2017. The unaudited consolidated financial statements include all adjustments which we consider necessary for a fair statement of our financial position and results of operations for those periods in accordance with International Accounting Standard 34 as adopted by the European Union and as issued by the IASB. The results for the three-month period ended March 31, 2017 are not necessarily indicative of the results that might be expected for the entire year ending December 31, 2017 or any other period. The selected consolidated financial information set forth below should be read in conjunction with our consolidated financial statements, the notes related thereto and the financial and operating data incorporated by reference into this prospectus supplement and the accompanying prospectus.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In $ millions, except per share amounts)
Income Statement Data
Total Revenue	5,405	6,115	23,002	24,708	26,095	25,711	27,973
Cost of sales	(894)	(1004)	(4,126)	(4,646)	(5,842)	(5,261)	(5,393)
Distribution costs	(77)	(76)	(326)	(339)	(324)	(306)	(320)
Research and development expense	(1,453)	(1,480)	(5,890)	(5,997)	(5,579)	(4,821)	(5,243)
Selling, general and administrative costs	(2,300)	(2,572)	(9,413)	(11,112)	(13,000)	(12,206)	(9,839)
Other operating income and expense	236	55	1,655	1,500	787	595	970
Operating profit	917	1,038	4,902	4,114	2,137	3,712	8,148
Finance income	18	14	67	46	78	50	42
Finance expense	(340)	(325)	(1,384)	(1,075)	(963)	(495)	(544)
Share of after tax losses in joint ventures	(13)	(4)	(33)	(16)	(6)	—	—
Profit before tax	582	723	3,552	3,069	1,246	3,267	7,646
Taxation	(70)	(98)	(146)	(243)	(11)	(696)	(1,376)
Profit for the period	512	625	3,406	2,826	1,235	2,571	6,270
Profit attributable to:
Equity holders of the Company	512	625	3,499	2,825	1,233	2,556	6,240
Non-controlling interests	(25)	(21)	(93)	1	2	15	30
Dividends declared and paid in the period per share	$—	$—	$2.80	$2.80	$2.80	$2.80	$2.85

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2017	2016	2016		2014		2012
	(In $ millions)
Balance Sheet Data
Property, plant and equipment, goodwill and intangible assets	46,028	48,175	46,092	40,859	38,541	31,846	32,435
Investments in associates and joint ventures	88	104	99	85	59	—	—
Other investments	739	500	727	458	502	281	199
Derivative financial instruments	310	419	343	446	465	365	389
Other receivables	891	874	901	907	1,112	1,867	352
Deferred tax assets	1,266	1,482	1,102	1,294	1,219	1,205	1,111
Current assets	11,637	12,769	13,262	16,007	16,697	20,335	19,048
Total assets	60,959	64,323	62,526	60,056	58,595	55,899	53,534
Current liabilities	(15,429)	(15,932)	(15,256)	(14,869)	(17,330)	(16,051)	(13,903)
Non-current liabilities	(9,496)	(31,749)	(30,601)	(26,678)	(21,619)	(16,595)	(15,685)
Net assets	14,779	16,642	16,669	18,509	19,646	23,253	23,946
Share capital	316	316	316	316	316	315	312
Reserves attributable to equity holders	12,673	14,425	14,538	18,174	19,311	22,909	23,419
Non-controlling interests	1,790	1,901	1,815	19	19	29	215
Total equity and reserves	14,779	16,462	16,669	18,509	19,646	23,253	23,946

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(In $ millions)
Cash Flows Data
Net cash inflow from operating activities	88	1,193	4,145	3,324	7,058	7,400	6,948
Net cash outflow from investing activities	(146)	(2,887)	(3,969)	(4,239)	(7,032)	(2,889)	(1,859)
Net cash outflow from financing activities	(2,042)	(1,361)	(1,324)	878	(2,705)	(3,047)	(4,923)
Cash and cash equivalents at the end of the period	2,838	3,039	6,240	6,051	6,164	8,995	7,596

Use of Proceeds

We estimate that the net proceeds from this offering, after deducting the underwriters’ discount and estimated offering expenses payable by us, will be approximately $             .

We intend to use the net proceeds from the sale of the notes for general corporate purposes which may include the refinancing of existing indebtedness.

Such indebtedness may include the refinancing of our 5.90% Notes due September 15, 2017. As of March 31, 2017, there was an aggregate of $1.750 billion aggregate principal amount of such notes outstanding.

Indebtedness and Capitalization

The following table sets forth our indebtedness and capitalization as at March 31, 2017 and as adjusted to reflect the issuance of the notes. The data included in the table below is prepared on the basis of IFRS.

This table should be read in conjunction with our audited and unaudited consolidated financial statements, the notes related thereto and the financial and operating data incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2017	As Adjusted
	(Unaudited, in $ millions)

Cash and cash equivalents	3,129
Current loans and borrowings
Short-term borrowings	709
Current installments of loans	1,762
Overdrafts	291
Total	2,762
Non-current loans and borrowings
Interest-bearing loans and borrowings	14,563
Notes offered hereby	—
Total	14,563
Equity
Share capital	316
Share premium account	4,368
Other reserves	2,042
Retained earnings	6,263
Total	12,989
Non-controlling interests	1,790
Total	14,779
Total capitalization	29,342

Ratio of Earnings to Fixed Charges

Our consolidated ratios of earnings to fixed charges calculated in accordance with IFRS for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 and for the three-month period ended March 31, 2017 are as follows:

Three Months Ended March 31,	Year Ended December 31,
2017	2016	2015	2014	2013	2012
(unaudited)
6.7	8.9	11.3	6.1	9.9	19.9

For the purpose of computing these ratios, earnings consist of the income from continuing ordinary activities before taxation of AstraZeneca group companies and income received from companies owned 50% or less, plus fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt discount and expense and that portion of rental expense representative of the interest factor.

Description of Notes

This section describes the specific financial and legal terms of the notes and supplements the more general description under “Description of Debt Securities” in the attached prospectus. To the extent that the following description is inconsistent with the terms described under “Description of Debt Securities” in the attached prospectus, the following description replaces that in the attached prospectus.

General

We will offer $           initial aggregate principal amount of           % Notes due 2022 (the “2022 Notes”), $           initial aggregate principal amount of           % Notes due 2027 (the “2027 Notes” and, together with the 2022 Notes, the “Fixed Rate Notes”) and $           initial aggregate principal amount of           Floating Rate Notes due 2022 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “notes”), each as a separate series of notes under the Indenture, and, as such, each series of notes will vote and act, and may be redeemed, separately. The notes will be governed by New York law.

The notes will be unsecured, unsubordinated indebtedness of AstraZeneca PLC and will rank equally with all of AstraZeneca PLC’s other unsecured and unsubordinated indebtedness from time to time outstanding.

There is no sinking fund for any series of notes. We will apply to list the notes on the New York Stock Exchange.

Interest Payments and Maturity

For purposes of the description below, “business day” means any day which is not, in London, England or New York, New York, or the place of payment of amounts payable in respect of the notes, a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close. A “London business day” is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Fixed Rate Notes

Maturity. The entire principal amount of the 2022 Notes and the 2027 Notes will mature and become due and payable, together with any accrued and unpaid interest, on           , 2022 and           , 2027, respectively.

Interest Rate. Each of the 2022 Notes and the 2027 Notes will bear interest from their respective original issue date until their principal amount is paid or made available for payment, at a rate equal to           % and           % per annum, respectively, calculated on the basis of a 360-day year and twelve 30-day months.

Interest Payment Dates. Interest on the Fixed Rate Notes will be paid semi-annually in arrears on        and of each year, commencing        , 2017 (each a “Fixed Rate Interest Payment Date”). However, if a Fixed Rate Interest Payment Date would fall on a day that is not a business day, the Fixed Rate Interest Payment Date will be postponed to the next succeeding day that is a business day, but no additional interest shall be paid unless we fail to make payment on such date.

Interest Periods. The first interest period for the Fixed Rate Notes will be the period from and including the issue date to but excluding the first Fixed Rate Interest Payment Date. Thereafter, the interest periods for the Fixed Rate Notes will be the periods from and including the Fixed Rate Interest Payment Dates to but excluding the immediately succeeding Fixed Rate Interest Payment Date (together with the first interest period, each a “Fixed Rate Interest Period”). The final Fixed Rate Interest Period will be the period from and including the Fixed Rate Interest Payment Date immediately preceding the maturity date to the maturity date.

Floating Rate Notes

Maturity. The entire principal amount of the Floating Rate Notes will mature and become due and payable, together with any accrued and unpaid interest, on           , 2022.

Interest Rate. The interest rate for the Floating Rate Notes for the first Floating Rate Interest Period (as defined below) will be LIBOR (as defined below) as determined on           , 2017 plus the Spread. Thereafter, the interest

rate for each Floating Rate Interest Period other than the first Floating Rate Interest Period will be LIBOR as determined on the applicable Interest Determination Date (as defined below) plus the Spread, in each case calculated on the basis of a 360-day year and the actual number of days elapsed. The Spread is        basis points for the Floating Rate Notes.

Interest Payment Dates. Interest on the Floating Rate Notes will be paid quarterly in arrears on           ,           ,            , and           of each year, commencing           , 2017 (each a “Floating Rate Interest Payment Date”). However, if a Floating Rate Interest Payment Date would fall on a day that is not a business day, the Floating Rate Interest Payment Date will be postponed to the next succeeding day that is a business day, except that if the business day falls in the next succeeding calendar month, the applicable Floating Rate Interest Payment Date will be the immediately preceding business day. In each such case, except for the Floating Rate Interest Payment Date falling on the maturity date, the Floating Rate Interest Periods (as defined below) and the Interest Reset Dates will be adjusted accordingly to calculate the amount of interest payable on the Floating Rate Notes.

Interest Reset Dates. The interest rate will be reset on           ,           ,           and           of each year, commencing            , 2017 (each, an “Interest Reset Date”). However, if any Interest Reset Date would otherwise be a day that is not a business day, that Interest Reset Date will be postponed to the next succeeding day that is a business day, except that if the business day falls in the next succeeding calendar month, the applicable Interest Reset Date will be the immediately preceding business day.

Interest Periods. The first interest period will be the period from and including the original issue date to but excluding the immediately succeeding Interest Reset Date. Thereafter, the interest periods will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date (together with the first interest period, each a “Floating Rate Interest Period”). However, the final Interest Period will be the period from and including the Interest Reset Date immediately preceding the maturity date to the maturity date.

Interest Determination Date. The calculation agent will determine the LIBOR (as defined below) for each Floating Rate Interest Period on the second London business day prior to the first day of such Floating Rate Interest Period (an “Interest Determination Date”). LIBOR for the first Floating Rate Interest Period will be determined on           , 2017.

“LIBOR” means, with respect to any Interest Determination Date, the offered rate for deposits of US dollars having a maturity of three months that appears on the Bloomberg Screen BBAL display page, or any successor page, on Bloomberg or any successor service (or any such other service(s) as may be nominated by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London Interbank Offered Rate in the event IBA or its successor no longer does so) (the “Designated LIBOR Page”).

If no rate appears on the Designated LIBOR Page, LIBOR will be determined for such Interest Determination Date on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in US dollars are offered to prime banks in the London inter-bank market by four major banks in such market selected by the calculation agent, after consultation with us, for a term of three months and in a principal amount equal to an amount that in the judgment of the calculation agent is representative for a single transaction in US dollars in such market at such time (a “Representative Amount”). The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Floating Rate Interest Period will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of such quotations. If fewer than two such quotations are provided, LIBOR for such Floating Rate Interest Period will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m. in the City of New York on such Interest Determination Date by three major banks in New York City, selected by the calculation agent, after consultation with us, for loans in US dollars to leading European banks, for a term of three months and in a Representative Amount; provided, however, that if the banks so selected are not quoting as mentioned above, the then-existing LIBOR rate will remain in effect for such Floating Rate Interest Period.

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by law.

Redemption

As explained below, under certain circumstances we may redeem the notes before they mature. This means that we may repay them early. If we redeem one series of notes we will have no obligation to redeem any other series. You have no right to require us to redeem the notes. Notes will stop bearing interest on the redemption date, even if you do not collect your money. We will give notice to DTC of any redemption we propose to make at least 30 days, but no more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participants to street name holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements. Subject to the optional tax redemption described below, we may not redeem the Floating Rate Notes prior to maturity.

Optional Redemption

We may redeem the Fixed Rate Notes, in whole or in part, from time to time as follows: (i) prior to the Par Call Date (as set forth below), at a redemption price equal to the greater of (A) 100% of the principal amount of the Fixed Rate Notes to be redeemed, and (B) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Fixed Rate Notes to be redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus the Make-Whole Spread (as set forth below) and (ii) on or after the Par Call Date, at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.

In connection with such optional redemption, the following defined terms apply:

•	“Comparable treasury issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the applicable series of Fixed Rate Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Fixed Rate Notes (assuming for this purpose that such series of Fixed Rate Notes matured on the applicable Par Call Date).

•	“Comparable treasury price” means, with respect to any redemption date, (i) the average, as determined by the Quotation Agent, of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or (ii) if the Quotation Agent obtains fewer than three such reference treasury dealer quotations, the average of all such quotations.

•	“Make-Whole Spread” means, with respect to, (i) the 2022 Notes, basis points and (ii) the 2027 Notes, basis points.

•	“Par Call Date” means, with respect to (i) the 2022 Notes, , 2022 and (ii) the 2027 Notes, , 2027.

•	“Quotation Agent” means the reference treasury dealer appointed by us.

•	“Reference treasury dealer” means (i) each of Barclays Capital Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, and their respective successors or affiliates; provided, however, that if the foregoing shall cease to be a primary US government securities dealer in New York City (a “primary treasury dealer”), we shall substitute therefor another primary treasury dealer; and (ii) any other primary treasury dealer selected by us.

•	“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m., Eastern Standard Time, on the third business day preceding such redemption date.

•	“Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

Optional Tax Redemption

In the event of various tax law changes after the date of this prospectus supplement and other limited circumstances that require us to pay additional amounts, as described below under “— Payment of Additional Amounts”, we may redeem all, but not less than all, of each series of notes at a price equal to 100% of the principal amount of each series of notes plus accrued interest thereon to but excluding the date of redemption. This means we may repay any one or each series of notes early. We discuss our ability to redeem the notes in greater detail under “Description of Debt Securities — Optional Tax Redemption” in the accompanying prospectus.

Further Issuances

We may, without the consent of the holders of any series of notes, issue additional notes of each or any such series having the same ranking and same interest rate, maturity date, redemption terms and other terms as the applicable series of notes described in this prospectus supplement. Any such additional notes, together with the applicable series of notes offered by this prospectus supplement, will constitute a single series of securities under the Indenture. There is no limitation on the amount of notes or other debt securities that we may issue under such indenture.

We may offer additional notes of any series of notes with OID for US federal income tax purposes as part of a further issue. Purchasers of notes of such series after the date of any further issue will not be able to differentiate between notes sold as part of such further issue and previously issued notes. If we were to issue additional notes with OID, purchasers of notes after such further issue may be required to accrue OID with respect to their notes. This may affect the price of outstanding notes of such series following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of notes of any series with OID.

Form, Denomination, Clearance and Settlement

We will issue the notes in fully registered form. Each series of notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the notes through DTC in book-entry form. The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The underwriters expect to deliver the notes through the facilities of DTC on           , 2017. Indirect holders trading their beneficial interests in the notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream, Luxembourg will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement” in the attached prospectus for more information about these clearing systems.

Payment of principal of and interest on each series of notes, so long as the notes are represented by global securities, as discussed below, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

Payment of Additional Amounts

We agree that any amounts to be paid by us under the notes of principal, premium and interest in respect of the notes will be paid without deduction or withholding for, any and all present and future taxes, levies, duties, assessments, imposts or other governmental charges of whatever nature imposed, assessed, levied or collected by or for the account of the government of any jurisdiction in which we are resident for tax purposes (presently, the UK) or any political subdivision or taxing authority of such jurisdiction, unless such withholding or deduction is required by law. If such deduction or withholding is at any time required, we will (subject to compliance by you with any relevant administrative requirements) pay such additional amounts as will result in the receipt of such amounts as would have been received by the holder had no such withholding or deduction been required, provided that we will not have to pay additional amounts if:

(i)       the tax, levy, impost or other governmental charge would not have been imposed, assessed, levied or collected but for the holder’s (or certain related parties’) connection to the jurisdiction in which we are resident for tax purposes, other than by merely holding the note or by receiving principal, premium, if any, or interest, if any, on the note, or enforcing the note. These connections include where the holder or related party:

•	is or has been a domiciliary, national or resident of such jurisdiction;

•	is or has been engaged in a trade or business in such jurisdiction;

•	has or had a permanent establishment in such jurisdiction; or

•	is or has been physically present in such jurisdiction;

(ii)       the tax, levy, impost or other governmental charge would not have been imposed, assessed, levied or collected but for presentation of the note for payment, if presentation is required, more than 30 days after the security became due or payment was provided for;

(iii)      the tax, levy, impost or other governmental charge is an estate, inheritance, gift, sale, transfer, personal property or similar tax, levy, impost or other governmental charge;

(iv)      the tax, levy, impost or other governmental charge is payable in a manner that does not involve deduction or withholding from payments on or in respect of the relevant note;

(v)       the tax, levy, impost or other governmental charge would not have been imposed or withheld but for the failure of the holder or beneficial owner to comply with any certification, identification or other reporting requirement concerning their nationality, residence, identity or connection with any jurisdiction in which we are resident for tax purposes, as required by any treaty, statute, regulation or administrative practice of such jurisdiction as a condition to relief or exemption from such tax, levy, impost or other governmental charge;

(vi)      the tax, levy, impost or other governmental charge is required by Sections 1471 through 1474 of the Code (“FATCA”), any current or future U.S. Treasury Regulations or rulings promulgated thereunder, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA (an “IGA”), any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an IGA, or any agreement with the U.S. Internal Revenue Service under or with respect to FATCA; or

(vi)      any combination of the taxes referred to in (i) through (vi) above.

In addition, no payments of additional amounts will be made with respect to any payment on a note if the holder of the note is a fiduciary, partnership or a person other than the sole beneficial owner of any payment, and, by the laws of the jurisdiction in which we are resident for tax purposes, that payment would be required for tax purposes to be included in income of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, partner or beneficial owner been the holder of the relevant notes.

Defeasance and Discharge

We may release ourselves from any payment or other obligations on each series of notes as described under “Description of Debt Securities — Satisfaction, Discharge and Defeasance” in the attached prospectus.

Paying and Calculation Agent

The principal corporate trust office of the trustee in The City of New York is designated as the principal paying agent. See “— Trustee” immediately below. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts. The trustee will also serve as the calculation agent with respect to the Floating Rate Notes pursuant to a Calculation Agency Agreement to be dated as of           , 2017 between us and The Bank of New York Mellon.

Trustee

As a result of the transfer of JPMorgan Chase Bank’s corporate trust business to The Bank of New York Mellon (formerly known as The Bank of New York), effective October 1, 2006, The Bank of New York Mellon is currently the trustee under the Indenture. The trustee’s current address is The Bank of New York Mellon, Corporate Trust Office, 101 Barclay Street, New York, NY 10286. The trustee will also serve as the paying agent for the notes and as the calculation agent with respect to the Floating Rate Notes. See “— Paying and Calculation Agent” immediately above.

See “Description of Debt Securities — Concerning the Trustee” and “Description of Debt Securities — Default and Related Matters” in the attached prospectus for a description of the trustee’s procedures and remedies available in the event of default.

Taxation

The following supplements the discussion under “Certain UK and US Federal Tax Considerations” in the attached prospectus and is subject to the limitations and exceptions set forth therein.

The proposed financial transaction tax (“FTT”)

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”).

The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances.

Under the Commission’s Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, ‘‘established’’ in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw. It was announced in December 2015 that Estonia had withdrawn. The Council of the European Union most recently discussed the progress of work on the remaining open issues on 6 December 2016.

THE COMMISSION’S PROPOSAL HAS VERY BROAD SCOPE AND THE FTT COULD, IF INTRODUCED, APPLY TO CERTAIN DEALINGS IN THE DEBT SECURITIES (INCLUDING SECONDARY MARKET TRANSACTIONS) IN CERTAIN CIRCUMSTANCES, AND TO PERSONS BOTH WITHIN AND OUTSIDE OF THE PARTICIPATING MEMBER STATES. HOWEVER, THE FTT PROPOSAL REMAINS SUBJECT TO NEGOTIATION BETWEEN THE PARTICIPATING MEMBER STATES AND THE SCOPE AND TIMING OF ANY SUCH TAX IS UNCERTAIN.

Clearance and Settlement

The notes will be issued in the form of global notes that will be deposited with DTC on the closing date. This means that we will not issue certificates to each holder. We will issue one or more global notes with respect to each series of notes to DTC, and DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership — Global Securities — Special situations when the global security will be terminated” in the attached prospectus.

Beneficial interests in the global notes will be shown on, and transfers of the global notes will be made only through, records maintained by DTC and its participants. A description of DTC and its procedures is set forth under “Clearance and Settlement” in the attached prospectus.

We will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility for liability to pay amounts due on the global notes to owners of beneficial interests in the global note.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interest in the global note as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting right to direct participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interest in the global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with notes held for the account of customers registered in “street name”. However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made in immediately available funds, except as otherwise indicated in this section.

The notes have been accepted for clearance through DTC, Clearstream, Luxembourg and Euroclear. For the 2022 Notes, the ISIN is           and the CUSIP number is           . For the 2027 Notes, the ISIN is           and the CUSIP number is           . For the Floating Rate Notes, the ISIN is           and the CUSIP number is           .

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement dated , 2017, and incorporated in the pricing agreement dated , 2017, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter.

Underwriter	2022 Notes Principal Amount	2027 Notes Principal Amount	Floating Rate Notes Principal Amount
Barclays Capital Inc.	$	$	$
HSBC Securities (USA) Inc.	$	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$
Morgan Stanley & Co. LLC	$	$	$
Total	$	$	$

Barclays Capital Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are the joint book-running managers for this offering of notes and are acting as representatives of the underwriters.

The underwriting agreement and the pricing agreement provide that the obligations of the several underwriters are subject to certain conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes.

The underwriters will initially offer to sell the notes to the public at the initial public offering prices set forth on the cover of this prospectus supplement. The underwriters may sell notes to securities dealers at a discount from the initial public offering price of up to         % of the principal amount of the 2022 Notes,         % of the principal amount of the 2027 Notes and         % of the principal amount of the Floating Rate Notes. These securities dealers may resell any notes purchased from the underwriters to other brokers or dealers at a discount from the initial public offering price of up to          % of the principal amount of the 2022 Notes,         % of the principal amount of the 2027 Notes and         % of the principal amount of the Floating Rate Notes. If the underwriters cannot sell all the notes at the initial offering prices, they may change the offering prices and the other selling terms.

The notes are new issues of securities with no established trading markets. We will apply to list the notes on the New York Stock Exchange. The underwriters have advised us that they intend to make a market in the notes of each series, but are not obligated to do so and may discontinue market-making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading markets for the notes.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us
Per 2022 Note	%
Per 2027 Note	%
Per Floating Rate Note	%

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of stabilizing, preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that expenses, excluding underwriting discounts and commissions, will be approximately $             .

We have agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Certain of the underwriters are lenders under our revolving credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

It is expected that delivery of the notes will be made against payment therefore on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (such settlement being herein referred to as “T+5”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”),  with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of notes which are the subject to the offering contemplated by this prospectus supplement may not be made to the public in that Relevant Member State other than:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives of the several underwriters set out in this prospectus supplement; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, (a) persons outside the United Kingdom or (b) persons in the United Kingdom who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or (ii) are persons falling within Article 49(2)(a) to (d)  of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Each underwriter has represented, warranted and agreed that:

a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, The Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, then

“securities” (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferrable for six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the Securities and Futures Act, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1919, as amended) (the “FIEL”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time.

Validity of the Notes

Davis Polk & Wardwell London LLP, our US counsel, and Sullivan & Cromwell LLP, US counsel for the underwriters, will pass upon the validity of the notes with respect to United States Federal law and New York State law. Freshfields Bruckhaus Deringer LLP, our English solicitors, will pass upon the validity of the notes with respect to English law.

Experts

The consolidated financial statements of AstraZeneca PLC and subsidiaries as of December 31, 2016, 2015 and 2014 and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

On December 23, 2015, the Company announced a proposal to appoint PricewaterhouseCoopers LLP (“PwC”) as external auditor for the financial year ending December 31, 2017. KPMG LLP is prohibited to serve as AstraZeneca’s U.K. statutory auditor after 2020 due to recent changes in the U.K. auditor rotation rules. A resolution to approve the appointment of PwC as U.K. statutory auditor was approved by shareholders at the Company’s AGM on 27 April 2017. It is intended that PwC will be engaged as principal accountants before the announcement of the Company’s financial results for the second quarter and half year on July 27, 2017, at which time KPMG LLP will cease to act in that capacity.

PROSPECTUS

ASTRAZENECA PLC

Debt Securities

By this prospectus, we may offer and sell from time to time debt securities.

This prospectus provides you with a general description of the debt securities we may offer.

Each time securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

The securities will be offered and sold directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution.

The applicable prospectus supplement will contain information, where applicable, as to any listing on any securities exchange of the securities covered by the prospectus supplement.

Our American Depositary Shares, representing our ordinary shares, are listed on the New York Stock Exchange under the symbol “AZN”. Our ordinary shares are admitted to trading on the London Stock Exchange under the symbol “AZN” and are also listed on the Stockholm Stock Exchange under the symbol “AZN”. You can consult reports and other information about us that we file pursuant to the rules of the US Securities and Exchange Commission (the “SEC”), the New York Stock Exchange, the London Stock Exchange and the Stockholm Stock Exchange at such exchanges.

See “Risk Factors” beginning on page 5 for a discussion of certain risks of investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 22, 2016

table of contents

Page

About This Prospectus	5
AstraZeneca PLC	5
Risk Factors	5
Forward-Looking Statements	7
Enforceability of Certain Civil Liabilities	8
Where You Can Find More Information About Us	8
Incorporation of Documents by Reference	9
Use of Proceeds	10
Legal Ownership	10
Description of Debt Securities	12
Clearance and Settlement	24
Certain UK and US Federal Tax Considerations	28
Plan of Distribution	35
Legal Matters	37
Experts	37

EX-5.1

EX-5.2

EX-23.1

EX-23.2

EX-23.5

EX-23.6

EX-23.7

EX-23.8

EX-25.1

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us”. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Unless otherwise stated in this prospectus or unless the context otherwise requires, references in this prospectus to “we”, “our” and “us” are to AstraZeneca PLC.

AstraZeneca PLC

We are a global, science-led biopharmaceutical company that focuses on the discovery, development and commercialisation of prescription medicines, primarily for the treatment of diseases in three main therapy areas: Oncology, Cardiovascular & Metabolic Diseases and Respiratory. We are also selectively active in the areas of autoimmunity, neuroscience and infection.

Backed by a track record of pharmaceutical innovation over more than 70 years, we have a broad range of marketed medicines that continue to make a positive difference in healthcare. In addition to our pipeline of products in the discovery and development phases, our pipeline includes lifecycle management initiatives for approved products to bring further benefit for patients and maximize their commercial potential. As of December 31, 2015, our range of medicines included five products with annual sales of over $1 billion each.

We have activities in over 100 countries worldwide, with major research and development centers in four countries, including China, Sweden, the United Kingdom (the “UK”) and the United States (the “US”), and manufacturing facilities in 17 countries. We employ approximately 61,500 people (approximately 36% in Europe, the Middle East and Africa, 29% in the Americas and 35% in Asia-Pacific) and have a growing presence in important emerging markets, including China. Our principal executive office is located at 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA and our telephone number is +44-20-3749-5000.

The foregoing information about us is only a general summary and is not intended to be comprehensive. For additional information about us, you should refer to the information described under the caption “Where You Can Find More Information About Us” .

Risk Factors

Investing in the securities offered using this prospectus involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus, and any risk factors included in any prospectus supplement, before you decide to buy our securities. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the debt securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Risk Relating to our Business

You should read “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for information relating to risk factors affecting our business.

Risks Relating to the Debt Securities

Because we are a holding company and currently conduct our operations through subsidiaries, your right to receive payments on our debt securities is structurally subordinated to the liabilities of our subsidiaries.

We are organized as a holding company, and substantially all of our operations are carried on through subsidiaries. Our ability to meet our financial obligations is dependent upon the availability of cash flows from our domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. Our subsidiaries are not guarantors of the debt securities we may offer. Moreover, these subsidiaries and affiliated companies are not required and may not be able to pay us dividends or otherwise distribute or advance cash to us, which could limit the amount of funds available to meet payment obligations under the debt securities.

In addition, claims of the creditors of our subsidiaries have priority as to the assets of such subsidiaries over our rights as shareholders of such subsidiaries. The terms and conditions of the debt securities and the indenture by which they are governed do not limit the amount of liabilities that our subsidiaries may incur. Consequently, in the event of our insolvency, the claims of holders of debt securities issued by us would be structurally subordinated to the prior claims of the creditors of our subsidiaries. As of September 30, 2016, our subsidiaries had $783 million aggregate principal amount of indebtedness outstanding.

Because the debt securities are unsecured, your right to receive payments may be adversely affected.

The debt securities that we are offering will be unsecured. To the extent that we grant security over our assets in favor of holders of our other indebtedness, holders of debt securities will be effectively subordinated to the other indebtedness to the extent of the value of those assets. As of September 30, 2016, we had no secured indebtedness outstanding. If we default on the debt securities, or in the event of bankruptcy, liquidation or reorganization, then, to the extent that we have granted security over our assets, the assets that secure these debts will be used to satisfy the obligations under that secured debt before we can make payment on the debt securities. As a result, there may be only limited assets available to make payments on the debt securities. If there are not enough assets to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness, including the debt securities offered hereby, in the remaining assets.

Your rights as a holder of debt securities may be inferior to the rights of holders of debt securities issued under a different series pursuant to the indenture.

The debt securities are governed by a document called an indenture, described later under “Description of Debt Securities”. We may issue as many distinct series of debt securities under this indenture as we wish. We may also issue a series of debt securities under this indenture that provides holders with rights superior to the rights already granted or that may be granted in the future to holders of another series. You should read carefully the specific terms of any particular series of debt securities which will be contained in the prospectus supplement relating to such debt securities.

We are not restricted in our ability to dispose of our assets by the terms of the debt securities.

We and our subsidiaries are generally permitted to sell or otherwise dispose of our assets to another corporation or entity under the terms of the debt securities and the indenture, without consent of holders of the debt securities. If any such assets are disposed of, you will not be entitled to declare an acceleration of the maturity of the debt securities and, except in the case of a sale or transfer of all or substantially all of our assets where the applicable successor entity must assume our obligations under the debt securities (as described under “Description of Debt Securities – Mergers and Similar Events” below), the disposed assets will no longer be available to support the debt securities.

Our credit ratings may not reflect all risks of an investment in the debt securities.

The credit ratings ascribed to any of our debt securities from time to time are intended to reflect our ability to meet our payment obligations in respect of our debt securities, and may not reflect the potential impact of all risks related to an investment in the debt securities or other factors relating to the value of the debt securities. In addition, actual or anticipated changes in our credit ratings may affect the market value of the debt securities.

Should we default on our debt securities your right to receive payments on such debt securities may be adversely affected by UK insolvency laws.

We are incorporated under the laws of England and Wales. Accordingly, insolvency proceedings with respect to us are likely to proceed primarily under, and to be governed primarily by, UK insolvency law. The procedural and substantive provisions of such insolvency laws are, in certain cases, more favorable to secured creditors than comparable provisions of US law.

These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it may not be possible for us or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them under the terms that such security was granted.

The debt securities lack a developed trading market, and such a market may never develop.

We may issue debt securities in different series with different terms in amounts that are to be determined. These debt securities may be listed on the New York Stock Exchange or another recognized stock exchange, or may not be listed on any exchanges. However, there can be no assurance that an active trading market will develop for any series of debt securities even if we list the series on a securities exchange. There can also be no assurance regarding the ability of holders of our debt securities to sell their debt securities or the price at which such holders may be able to sell their debt securities. If a trading market were to develop, the debt securities could trade at prices that may be higher or lower than the initial offering price and this may result in a return that is greater or less than the interest rate on the debt security, depending on many factors, including, among other things, prevailing interest rates, our financial results, any decline in our credit-worthiness and the market for similar securities.

Any underwriters, broker-dealers or agents that participate in the distribution of the debt securities may make a market in the debt securities as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities may be discontinued at any time. Therefore, there can be no assurance as to the liquidity of any trading for the debt securities or that an active public market for the debt securities will develop.

Forward-Looking Statements

This prospectus and certain documents incorporated by reference into this prospectus may contain statements regarding our assumptions, projections, expectations, intentions or beliefs about future events, including with respect to our and our subsidiaries’ operations, performance and financial condition. These statements are intended as “Forward-Looking Statements” under the US Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. We identify these forward-looking statements by using words “anticipates”, “believes”, “expects”, “intends” and similar expressions in such statements. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, including:

•	the loss or expiration of patents;

•	marketing exclusivity or trademarks;

•	the risk of substantial adverse litigation/government investigation claims and insufficient insurance coverage;

•	exchange rate fluctuations;

•	the risk that R&D will not yield new products that achieve commercial success;

•	the risk that strategic alliances will be unsuccessful;

•	the impact of competition, price controls and price reductions;

•	taxation risks;

•	the risk of substantial product liability claims;

•	the impact of any failure by third parties to supply materials or services;

•	the risk of failure to manage a crisis;

•	the risk of delay to new product launches;

•	the difficulties of obtaining and maintaining regulatory approvals for products;

•	the risk of failure to observe ongoing regulatory oversight;

•	the risk that new products do not perform as we expect;

•	the risk of environmental liabilities;

•	the risk associated with conducting business in emerging markets;

•	the risk of reputational damage;

•	the risk of product counterfeiting; and

•	other factors discussed under “Risk Factors” and elsewhere in this document (including the documents incorporated by reference herein).

Other factors could also adversely affect our results or the accuracy of forward-looking statements in this prospectus, and you should not consider the factors discussed here or in our annual report on Form 20-F for the year ended December 31, 2015, or other documents incorporated by reference herein, to be a complete set of all potential risks or uncertainties.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus. We do not intend to publicly update or revise these forward-looking statements to reflect events or circumstances after that date, and we do not assume any responsibility to do so. You should, however, consult any further disclosures we make in other documents filed with the SEC that are incorporated by reference into this prospectus. This discussion is provided as permitted by the US Private Securities Litigation Reform Act of 1995.

Enforceability of Certain Civil Liabilities

We are a public limited company incorporated under the laws of England and Wales. Substantially all of our directors and officers, and some of the experts named in this document, reside outside the US, principally in the UK. All or a substantial portion of our assets, and the assets of such persons, are located outside the US. Therefore, you may not be able to effect service of process within the US upon us or these persons so that you may enforce judgments of US courts against us or these persons based on the civil liability provisions of the US federal securities laws. There is doubt as to how the courts of England and Wales would deal with an original action relying on civil liabilities solely based on the US federal securities laws and how the courts of England and Wales would enforce judgments of US courts, of civil liabilities solely based on the US federal securities laws.

Where You Can Find More Information About Us

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we are subject to the registration requirements of the Securities Exchange Act of 1934 and, in accordance with this act, we file reports and other information with the SEC. You may read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by us is 1-11960.

Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with or furnish to them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents filed with the SEC in the future under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until the offerings made under this prospectus are completed:

•	Our Report on Form 6-K furnished to the SEC on November 10, 2016, which includes our interim consolidated results for the nine-month period ended September 30, 2016.

•	Our Report on Form 6-K furnished to the SEC on November 9, 2016.

•	Our Annual Report on Form 20-F for the year ended December 31, 2015 filed with the SEC on March 8, 2016.

•	All other documents we file pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the securities and, to the extent designated therein, reports furnished to the SEC on Form 6-K, in each case with effect from the date that such document or report is so filed or furnished.

Our Form 20-F contains a summary description of our business, audited consolidated financial statements with a report thereon by our independent auditors, and management’s assessment of internal control over financial reporting with a report on the effectiveness of internal control over financial reporting by our independent auditors. The financial statements are prepared in accordance with International Financial Reporting Standards (or IFRSs) as adopted by the European Union and IFRSs as issued by the International Accounting Standards Board (or IASB).

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus other than exhibits which are not specifically incorporated by reference into those documents. You can request those documents from either of the below:

AstraZeneca PLC The Company Secretary 1 Francis Crick Avenue Cambridge Biomedical Campus Cambridge CB2 0AA England Tel. No.: +44-20-3749-5000	AstraZeneca PLC Investor Relations 1 Francis Crick Avenue Cambridge Biomedical Campus Cambridge CB2 0AA England Tel. No.: +44-20-3749-5000

We have not authorized any other person to provide you with any information other than the information contained in this prospectus and the documents incorporated by reference herein. We do not take responsibility for, or provide any assurance as to the reliability of, any different or additional information. We are not making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Use of Proceeds

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers will generally not be recognized as the legal holders of securities. This is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities as the legal holder. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, extend only to the registered holders of securities. The holder of any certificate representing securities, including global securities, is the person or entity in whose name the certificate is registered. As noted above, we do not have obligations to you if you hold in street name or any other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

Global security. A global security is a special type of indirectly held security. It will be issued in registered form. If we choose to issue securities in the form of global securities, the ultimate beneficial owners of global securities can only be indirect holders, as described above. We require that the global security be registered in the name of or held by a financial institution we select.

We also require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution which in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

Special investor considerations for global securities. As an indirect holder, an investor’s rights in a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

If you are an investor in securities issued only in the form of global securities, you should be aware that:

•	you cannot have securities registered in your own name;

•	you cannot receive physical certificates for your interest in the securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “— Street Name and Other Indirect Holders”;

•	you may not be able to sell interests in the securities to some insurance companies and other institutions required by law to own securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds.

Special situations when the global security will be terminated. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described in the subsections “— Street Name and Other Indirect Holders” and “— Direct Holders”.

A permanent global debt security may only be transferred as a whole between the depositary and a nominee of the depositary or to a successor depositary or nominee.

Owners of beneficial interests in a permanent global debt security are not entitled to receive physical delivery of securities in definitive form unless:

•	the depositary notifies us that it is unwilling or unable to continue as depositary, or if the depositary is no longer qualified as a clearing agency under applicable law and we have not appointed a successor depositary;

•	we decide at any time and in our sole discretion not to have any of the securities represented by registered securities in global form;

•	an event of default on the securities has occurred and has not been cured; or

•	any other circumstances for terminating a global security as described in the applicable prospectus supplement have occurred.

When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

Description of Debt Securities

We may issue debt securities using this prospectus. As required by US federal law for all publicly offered corporate bonds and notes, the debt securities are governed by a document called an indenture. The indenture relating to the debt securities issued by us is a contract, dated as of April 1, 2004, between AstraZeneca PLC and JPMorgan Chase Bank, as trustee. As a result of the transfer of JPMorgan Chase Bank’s corporate trust business to The Bank of New York Mellon effective October 1, 2006, The Bank of New York Mellon is currently the trustee under the indenture. See “— The Trustee” below.

In this description “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the section “Legal Ownership — Street Names and Other Indirect Holders” above.

General

This section summarizes the material provisions of the indenture and the debt securities. Because it is a summary, it does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all of the indenture provisions, including some of the terms used and defined in the indenture. We describe the meaning of only the more important terms in this prospectus. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the applicable prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary is also subject to and qualified by reference to the description of the particular terms of your series of debt securities described in the prospectus supplement.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. The indenture is an exhibit incorporated by reference into this prospectus. See “Where You Can Find More Information About Us” for information on how to obtain a copy.

The debt securities are unsecured obligations of AstraZeneca PLC. The debt securities will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness except for indebtedness that is preferred under applicable law.

The Trustee

The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank) is the trustee under the indenture. As trustee, it has two main roles:

•	first, it can enforce your rights against us if we default on debt securities issued under the indenture. There are some limitations on the extent to which the trustee may act on your behalf, described under “Defaults and Related Matters — Remedies if an event of default occurs” below; and

•	second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Types of Debt Securities

The indenture does not limit the amount of debt securities that we can issue. It provides that debt securities may be issued in one or more series up to the aggregate principal amount as we authorize from time to time. All debt securities of one series need not be issued at the same time and we may reopen any series, without the consent of a holder of that series, to issue additional debt securities of the same series.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	the aggregate principal amount of debt securities and any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which we will list the debt securities;

•	the date or dates on which we will repay the principal amount of the series of debt securities or the method by which the date or dates will be determined;

•	any rate or rates at which the series of debt securities will bear interest or the method by which the interest rate or rates will be determined;

•	the date or dates from which any interest on the series of debt securities will accrue, the dates on which interest will be payable and the record dates for interest payments or the method by which such date or dates will be determined and the method by which interest will be calculated if different to a 360-day year of twelve 30-day months;

•	the place or places where the principal and any interest on debt securities will be payable if other than the corporate trust office of the trustee in New York, New York;

•	the price or prices at which, the period or periods within which, the currency or currencies, currency unit or composite currency in which, and the terms and conditions upon which we may redeem the series of debt securities in whole or in part;

•	any right or obligation to redeem, repay or purchase the debt securities as a result of any sinking fund or similar provisions, or at the option of the holder of the debt securities and the period or periods within which, the price or prices at which and every other term and condition upon which the debt securities will be redeemed, repaid or purchased;

•	the denominations in which debt securities of the series are issuable, if other than denominations of $2,000 and any whole multiple of $1,000 in excess thereof;

•	the portion of the principal amount of the series of debt securities payable if an acceleration of the maturity of the debt securities is declared, if other than the principal amount;

•	the currency, including any composite currency, of payment of the principal, premium, if any, and interest on the series of debt securities if other than US dollars;

•	whether we or a holder of debt securities may elect to have the principal, premium, if any, or interest on the series of debt securities paid in a currency or composite currency other than the currency in which the debt securities are stated to be payable, and if so, any election period and the terms and conditions governing such an election;

•	whether we will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series;

•	any index used to determine the amount of payment of principal, premium, if any, and interest on the series of debt securities and how these amounts will be determined if they are not fixed when the debt securities are issued;

•	the forms of the series of debt securities;

•	the applicability of the provisions described later under “— Satisfaction, Discharge and Defeasance”;

•	any authenticating or paying agents, transfer agents or registrars or any other agents acting in connection with the debt securities other than the trustee;

•	if applicable, a discussion of any additional or alternative material US federal income and UK tax considerations; and

•	any other special features of the series of debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities offered and sold at a substantial discount to their stated principal amount. (Section 1.01)

Overview of the Remainder of this Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your right to receive payment of additional amounts due to changes in the tax withholding requirements of various jurisdictions.

•	Your rights under several special situations, such as if we merge with another company or if we want to redeem the debt securities for tax reasons.

•	Covenants contained in the indenture that restrict our ability to incur liens and undertake sale and leaseback transactions. A particular series of debt securities may have different covenants.

•	Your rights if we default.

•	Your rights if we want to modify the indenture.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

The debt securities will be issued only in fully registered form without interest coupons in denominations of $2,000 or whole multiples of $1,000 in excess thereof. You may have your debt securities broken into more debt securities of smaller denominations of whole multiples of $1,000 (but not less than a minimum denomination of $2,000) or combined into fewer debt securities of larger denominations of whole multiples of $1,000, as long as the total principal amount is not changed. (Section 2.08) This is called an exchange.

You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and for transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 3.03)

You may not exchange your registered debt securities for bearer securities.

There will be no service charge for any exchange or registration of transfer of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge imposed in connection with any exchange or registration of transfer. (Section 2.13)

The transfer or exchange of a registered debt security may be made only if the security registrar is satisfied with your proof of ownership.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we first mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected or called for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 2.13)

Payment and Paying Agents

We will pay interest to you if you are a direct holder of debt securities at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the record date and is stated in the applicable prospectus supplement. (Section 2.12)

Unless provided otherwise in the applicable prospectus supplement, we will pay interest, principal and any other money due on debt securities in registered form at the corporate trust office of The Bank of New York Mellon (as successor paying agent to JPMorgan Chase Bank) in the Borough of Manhattan, The City and State of New York as paying agent for the debt securities. That office is currently located at The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286. At our option, we may pay interest on any debt securities by check mailed to the registered holders. (Sections 3.01, 3.02 and 3.03)

Some of the debt securities may be denominated, and payments may be made, in currencies other than US dollars or in composite currencies. A summary of any special considerations which apply to these debt securities is in the applicable prospectus supplement.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may arrange for additional payment offices, or may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent, but must always maintain a paying agency in the Borough of Manhattan, The City and State of New York. Whenever there are changes in the paying agents for any particular series of debt securities we must notify the trustee. (Sections 3.03 and 3.04)

Payment of Additional Amounts

Unless provided otherwise in the applicable prospectus supplement, we agree that any amounts to be paid by us under any series of debt securities of principal, premium and interest in respect of the debt securities will be paid without deduction or withholding for, any and all present and future taxes, levies, duties, assessments, imposts or other governmental charges of whatever nature imposed, assessed, levied or collected by or for the account of the government of any jurisdiction in which we are resident for tax purposes (presently the UK) or any political subdivision or taxing authority of such jurisdiction, unless such withholding or deduction is required by law. If such deduction or withholding is at any time required, we will (subject to compliance by you with any relevant administrative requirements) pay such additional amounts as will result in the receipt of such amounts as would have been received by the holder had no such withholding or deduction been required.

The indenture provides that we will not have to pay additional amounts in certain specified circumstances, and that those circumstances may be modified or supplemented for different series of debt securities. Unless the applicable prospectus supplement for a series of debt securities provides otherwise, debt securities issued using this prospectus will provide that we will not have to pay additional amounts if:

•	the tax, levy, impost or other governmental charge would not have been imposed, assessed, levied or collected but for the holder’s (or certain related parties’) connection to the jurisdiction in which we are resident for tax purposes, other than by merely holding the debt security or by receiving principal, premium, if any, or interest, if any, on the debt security, or enforcing the debt security. These connections include where the holder or related party:

•	is or has been a domiciliary, national or resident of such jurisdiction;

•	is or has been engaged in a trade or business in such jurisdiction;

•	has or had a permanent establishment in such jurisdiction; or

•	is or has been physically present in such jurisdiction.

•	the tax, levy, impost or other governmental charge would not have been imposed, assessed, levied or collected but for presentation of the debt security for payment, if presentation is required, more than 30 days after the security became due or payment was provided for;

•	the tax, levy, impost or other governmental charge is an estate, inheritance, gift, sale, transfer, personal property or similar tax, levy, impost or other governmental charge;

•	the tax, levy, impost or other governmental charge is payable in a manner that does not involve deduction or withholding from payments on or in respect of the relevant debt security;

•	the tax, levy, impost or other governmental charge would not have been imposed or withheld but for the failure of the holder or beneficial owner to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with any jurisdiction in which we are resident for tax purposes, as required by any treaty, statute, regulation or administrative practice of such jurisdiction as a condition to relief or exemption from such tax, levy, impost or other governmental charge;

•	the holder would have been able to avoid such withholding or deduction by authorizing the paying agent to report information in accordance with the procedure laid down by the relevant tax authority or by producing, in the form required by the relevant tax authority, a declarative, claim, certificate, document or other evidence establishing exemption therefrom;

•	the tax, levy, impost or other governmental charge is imposed by the US or any political subdivision or taxing authority thereof or therein;

•	the holder of the debt security is a fiduciary, partnership or a person other than the sole beneficial owner of any payment that would be required, by the laws of the jurisdiction in which we are resident for tax purposes, to be included in income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, partner or beneficial owner been the holder; or

•	any combination of the exceptions listed above. (Section 3.02)

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or other entity that is organized under the laws of the UK, the US or any other country which is a member of the Organization for Economic Cooperation and Development. We are also generally permitted to sell or convey our property as an entirety or substantially as an entirety to such other entity. Our ability to take some of these actions is restricted in the following ways:

•	any entity succeeding us must assume our obligations in relation to the debt securities and under the indenture; and

•	if the succeeding entity is not organized under the laws of the UK or a State of the United States, the succeeding entity’s assumption of our obligations in relation to the debt securities and under the indenture must include the obligation to pay any additional amounts as described under “— Payment of Additional Amounts”. (Section 8.01)

It is possible that the merger, sale, or lease of all or substantially all of our assets would cause a principal property of ours or of a restricted subsidiary of ours or shares of stock or indebtedness of any of our restricted subsidiaries to become subject to a lien giving other lenders preferential rights in that property over holders of debt securities. We have promised to limit these preferential rights on our property, called liens, as discussed under “— Limitation on Liens”. If a merger or other transaction would create any impermissible liens on our property, we must grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities. (Section 8.02)

Optional Tax Redemption

Unless provided otherwise in the applicable prospectus supplement, we have the option to redeem the debt securities in the two situations described below. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. (Section 11.06) The redemption price for original issue discount debt securities will be specified in the applicable prospectus supplement. We must give you between 30 and 60 days’ notice before redeeming the debt securities. (Section 11.02)

The first situation is where, as a result of a change or amendment to any law or related regulation or ruling of the jurisdiction in which we are resident for tax purposes, or any change in an application or interpretation of such laws, regulations or rulings, or any change in application or interpretation of, or any execution of an amendment to, any treaty, we would have to pay additional amounts as described under “— Payment of Additional Amounts”.

This first situation applies only in the case of changes, amendments, applications, interpretations or executions that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities (or if no such date is specified, the first date on which debt securities of such series were issued). If we are succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor is resident for tax purposes, rather than the jurisdiction in which we are resident for tax purposes, and the applicable date will be the date such entity became successor, rather than the date specified in the preceding sentence.

The second situation is where our independent legal advisor has advised us that, as a result of action taken by a taxation authority of, or any action brought in a court of competent jurisdiction in, the jurisdiction in which we are resident for tax purposes, after the date specified in the prospectus supplement for the applicable series of debt securities, we would have to pay additional amounts as described under “— Payment of Additional Amounts” and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to us. (Section 11.06) If we are succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor is resident for tax purposes, rather than the jurisdiction in which we are resident for tax purposes and the applicable date will be the date such entity became our successor.

Covenants

Limitation on Liens

Some of our property and the property of our subsidiaries may be subject to a mortgage, pledge, assignment, charge or other legal mechanism that gives a lender preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to repay them. These preferential rights are generally called liens.

We undertake that we and certain of our subsidiaries, which we refer to as “restricted subsidiaries”, will not become obligated on any new debt for borrowed money that is secured by a lien on any principal property or on any shares of stock or indebtedness of any of our restricted subsidiaries unless we grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities. (Section 3.09)

•	Restricted subsidiary means any wholly-owned subsidiary:

•	with substantially all of its property located within the UK or the US; and

•	which owns a principal property;

but does not include any wholly-owned subsidiary principally engaged in leasing or in financing installment receivables or principally engaged in financing the operations of us and our consolidated subsidiaries.

•	A wholly-owned subsidiary means any corporation in which control, directly or indirectly, of all of the stock with ordinary voting power to elect the board of directors of that corporation is owned by us, or by one or more of our wholly-owned subsidiaries or by us and one or more of our wholly-owned subsidiaries.

•	A subsidiary, with respect to any person, is any corporation in which that person owns or controls directly or indirectly at least a majority of stock with ordinary voting power to elect a majority of the board of directors.

•	Principal property means any manufacturing plant or facility or any research facility owned by us or any restricted subsidiary. A principal property must also be located within the UK or the US and have a gross book value (before deducting any depreciation reserve) exceeding 2% of our consolidated net tangible assets. Principal property does not include:

•	any plant or facility or research facility which in the opinion of our board of directors is not materially important to the total business conducted by us and our subsidiaries; or

•	any portion of a property described above which, in the opinion of our board of directors, is not materially important to the use or operation of the property. (Section 1.01)

We do not need to comply with this restriction if the amount of all debt that would be secured by liens on our principal properties and the shares of stock or indebtedness of our restricted subsidiaries is no more than 15% of our consolidated net tangible assets. (Section 3.09)

•	Our consolidated net tangible assets mean AstraZeneca PLC’s consolidated total assets, after deducting:

•	all liabilities due within one year (other than short-term borrowings and long-term debt due within one year); and

•	all goodwill, trade names, trademarks, patents and other similar types of intangible assets as shown on the audited consolidated balance sheet contained in the latest annual report to our shareholders. (Section 1.01)

This restriction on liens does not apply to debt secured by a number of different types of liens. These types of liens include the following:

•	any lien on property, shares of stock or indebtedness of any corporation existing at the time the corporation becomes a restricted subsidiary;

•	any lien on property or shares of stock existing at the time of acquisition of that property or those shares of stock, or to secure the payment of all or any part of the purchase price of that property or those shares of stock, or to secure any debt incurred before, at the time of, or within twelve months after, in the case of shares of stock, the acquisition of the shares of stock and, in the case of property, the later of the acquisition, completion of construction (including any improvements on an existing property) or commencement of the commercial operation of the property, where the debt is incurred to finance all or any part of the purchase price;

•	any lien securing debt owed to us or to any of our restricted subsidiaries by us or any of our restricted subsidiaries;

•	any lien existing at the date of the indenture;

•	any lien on a principal property to secure debt incurred to finance all or part of the cost of improving, constructing, altering or repairing any building, equipment or facilities or of any other improvements on all or any part of that principal property, if the debt is incurred before, during, or within twelve months after completing the improvement, construction, alteration or repair;

•	any lien on property owned or held by any corporation or on shares of stock or indebtedness of any corporation, where the lien existed either at the time the corporation is merged, consolidated or amalgamated with either us or a restricted subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the property of a corporation to us or a restricted subsidiary;

•	any lien arising by operation of law and not securing amounts more than 90 days overdue or otherwise being contested in good faith;

•	any lien arising by operation of law over any credit balance or cash held in any account with a financial institution;

•	any rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit and/or the benefit of any restricted subsidiary;

•	any lien incurred or deposits made in the ordinary course of business, including but not limited to:

•	any mechanics’, materialmen’s, carriers’, workmen’s, vendors’ or other similar liens;

•	any liens securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security; and

•	any easements, rights-of-way, restrictions and other similar charges;

•	any liens incurred or deposits made securing the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business;

•	any lien securing taxes or assessments or other applicable governmental charges or levies;

•	any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any lien included in the preceding paragraphs or of any of the debt secured under the preceding paragraphs, so long as the principal amount of debt secured does not exceed the principal amount of debt secured at the time of the extension, renewal or replacement, and that the extension, renewal or replacement lien is limited to all or any part of the same property or shares of stock that secured the lien extended, renewed or replaced (including improvements on that property), or property received or shares of stock issued in substitution or exchange; and

•	any lien in favor of us or any subsidiary of ours.

The following types of transactions will not be deemed to create debt secured by a lien and, therefore, will also not be subject to the restriction on liens:

•	any liens on property of ours or a restricted subsidiary in favor of the US or any State of the US, or the UK, or any other country, or any political subdivision of, or any department, agency or instrumentality of, these countries or states, to secure partial, progress, advance or other payments under provisions of any contract or statute including, but not limited to, liens to secure debt of pollution control or industrial revenue bond type, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of the property subject to these liens. (Section 3.09)

Limitation on Sale and Lease-Back Transactions

Neither we nor any of our restricted subsidiaries will enter into any sale and lease-back transaction involving a principal property without complying with this covenant.

A sale and lease-back transaction is an arrangement between us or a restricted subsidiary and any person in which we or the restricted subsidiary leases back for a term of more than three years a principal property that we or the restricted subsidiary has sold or transferred to that person.

We and our restricted subsidiaries may enter into sale and lease-back transactions provided that the total amount of attributable debt attributable to all sale and lease-back transactions plus other debt of ours or any of our restricted subsidiaries that is secured by liens (but excluding debt secured by liens on property that we or a restricted subsidiary would be entitled to incur, assume or guarantee without equally and ratably securing the debt securities offered by this prospectus as described under “— Limitation on Liens” above) does not exceed 15% of consolidated net tangible assets.

This restriction does not apply to any sale and lease-back transaction if:

•	we or the restricted subsidiary seeking to enter into the sale and lease-back could incur, assume or guarantee debt secured by a lien on the principal property to be leased without equally and ratably securing the debt securities offered by this prospectus as a result of one or more of the exceptions to the limitation on liens as described under “— Limitation on Liens” above;

•	within twelve months before or after the sale or transfer, regardless of whether the sale or transfer may have been made by us or a restricted subsidiary, we apply, an amount equal to the net proceeds of the sale or transfer (in the case of a sale or transfer for cash), or an amount equal to the fair value of the principal property so leased at the time of entering into the sale or transfer as determined by our board of directors (in the case of a sale or transfer otherwise than for cash), to

•	the retirement of indebtedness for money borrowed, incurred or assumed by us or any restricted subsidiary which matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of incurring, assuming or guaranteeing such debt, or

•	investment in any principal property or principal properties. (Section 3.09)

This restriction on sale and lease-back transactions also does not apply to any transaction between us and a restricted subsidiary, or between restricted subsidiaries.

Attributable debt means the present value (discounted at a rate equal to the weighted average of the rate of interest on all securities then issued and outstanding under the indenture, compounded semi-annually) of our or a restricted subsidiary’s obligation for rental payments for the remaining term of any lease in a sale and lease-back transaction. (Section 1.01)

Default and Related Matters

Events of Default

A holder of debt securities of a particular series will have special rights if any event of default occurs with respect to that series and is not cured, as described later in this subsection.

What is an event of default? An event of default means any of the following:

•	Interest — default for 30 days in the payment of any installment of interest on the series of debt securities;

•	Principal — default in the payment of all or any part of the principal of the series of debt securities when such principal becomes due and payable either at maturity, upon redemption, by acceleration or otherwise;

•	Sinking Fund Installment — default in the payment of any sinking fund installment as and when such installment becomes due and payable by the specific terms of the series of debt securities or beyond any period of grace;

•	Covenant — breach or default by us in the performance of a covenant or warranty in respect of the debt securities of the relevant series which has not been remedied for ninety days after we receive written notice of the default from the trustee or we and the trustee receive written notice of the default from the holders of at least 25% of the principal amount of the debt securities of all affected series;

•	Bankruptcy — certain events of bankruptcy, insolvency or reorganization affecting us; or

•	Other — any other event of default provided in any supplemental indenture or resolution of our board of directors under which a particular series is issued or in the form of security for such series.

No event of default described in the provisions above with respect to a particular series of debt securities will necessarily constitute an event of default with respect to any other series of debt securities and the events of default for any specific series may be modified as described in the applicable prospectus supplement.

Remedies if an event of default occurs. If an event of default, other than a “Bankruptcy” default, has occurred (but only if, in the case of a “Covenant” default, the default has occurred for less than all series of debt securities then issued under the indenture and outstanding) and has not been cured, the trustee or the holders of at least 25% of the principal amount of debt securities of the affected series (each affected series voting as a separate class) may declare the principal amount (or, if the debt securities of a series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series, together with any accrued interest, to be due and payable immediately. If an event of default has occurred under “Covenant” default with respect to all of the series of debt securities then issued under the indenture and outstanding, or under “Bankruptcy” default, and has not been cured, the trustee or the holders of at least 25% of the principal amount of all the debt securities then issued under the indenture and outstanding (treated as one class) may declare the principal (or, if any debt securities are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) of all debt securities then issued under the indenture and outstanding, together with any accrued interest, to be due and payable immediately. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series or by at least a majority in principal amount of all the debt securities then issued under the indenture and outstanding (voting as one class), as the case may be, if certain conditions are met. (Section 4.01)

Before a declaration of acceleration of maturity, past “Covenant” defaults that do not affect all series of debt securities then issued under the indenture and outstanding may be waived by the holders of a majority in principal amount of the debt securities then outstanding of each affected series (each such series voting as a separate class). Past “Covenant” defaults that affect all series of debt securities then issued under the indenture and outstanding and past “Bankruptcy” defaults may be waived by the holders of a majority in principal amount of all the debt securities then issued under the indenture and outstanding (treated as one class). Default in the payment of principal of or interest on or any sinking fund installment of debt securities of any series or a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security affected may only be modified or amended with the consent of such holder. (Section 4.10)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 5.02) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may, subject to certain limitations and conditions, direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also, subject to certain limitations and conditions, direct the trustee in performing any other action under the indenture. (Section 4.09)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee has not received an inconsistent direction from the holders of a majority in principal amount of all outstanding debt securities of the relevant series during that period. (Section 4.06)

These limitations do not apply to a suit instituted by you for the enforcement of payment of the principal or interest on a debt security on or after the respective due dates.

We will file annually with the trustee on or before March 31 in each year a written statement of certain of our officers certifying that, to their knowledge, we have not defaulted on our covenants under the indenture or else specifying any default that exists. (Section 3.06)

For any series of debt securities that is a series of original issue discount securities the applicable prospectus supplement will contain provisions for the acceleration of the maturity of a portion of the principal amount of such original issue discount securities.

Modification of the Indenture and Waiver

There are three types of changes we can make to the indenture and any series of the debt securities.

Changes not requiring approval. The first type of change does not require any vote by holders of debt securities. Your consent is not required to do any of the following:

•	to transfer or pledge any property or assets to the trustee as security for any series of the debt securities;

•	to evidence the succession of any successor corporation to us as described under “Mergers and Similar Events” above;

•	to evidence the succession of any successor trustee under the indenture or to add to or change any provisions of the indenture as necessary to provide for the appointment of an additional trustee or trustees;

•	to add to our covenants or to add additional events of default for the benefit of the holders of any series of the debt securities;

•	to cure any ambiguity or to correct or supplement any provision of the indenture that may be defective or inconsistent with any other provision of the indenture; or

•	to make any other provisions with respect to matters or questions arising under the indenture as our board of directors may deem necessary or desirable and that shall not adversely affect the interests of holders of any series of the debt securities in any material respect. (Section 7.01)

Changes requiring the approval of a majority of holders. The second type of change to the indenture and the debt securities requires a vote in favor by holders of debt securities owning at least a majority of the principal amount of all series of debt securities then outstanding and affected by such charge (each affected series voting as a separate class). In this manner, any provision of the indenture or any series of debt securities may be changed or eliminated unless the provision relates to a matter that requires the consent of each affected holder as discussed below. (Section 7.02)

Changes requiring your approval. Third, there are changes that cannot be made to your debt securities without the specific approval of each affected holder. Your consent is required before we could do any of the following:

•	extend the final maturity of a debt security;

•	reduce the principal amount of a debt security;

•	reduce the rate or extend the time of payment of any interest on a debt security;

•	reduce any amount payable on redemption of a debt security;

•	reduce the amount of principal due and payable upon an acceleration of the maturity or provable in bankruptcy of a debt security issued at an original issue discount;

•	impair your right to sue for payment;

•	impair any right of repayment at the option of the holder;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture; or

•	change in any manner adverse to the holders of the debt securities our obligations relating to the payment of principal and interest, and sinking fund payments. (Section 7.02)

Satisfaction, Discharge and Defeasance

We may terminate our repayment and obligations on the debt securities, when:

•	we have paid or caused to be paid the principal of and interest, if any, then due and payable on all outstanding debt securities of any series; or

•	we have delivered to the trustee for cancellation all outstanding debt securities of any series; or

•	all the outstanding debt securities of the series that have not been delivered to the trustee for cancellation have become or will become due and payable within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name; and

•	we have deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal and interest, if any, and paid all other sums payable under the indenture. (Section 9.01)

We may legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and government obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	we must deliver to the trustee a legal opinion of our counsel to the effect that the holders of the debt securities of that series will not recognize gain or loss for US federal income tax purposes as a result of the defeasance and will be subject to the same US federal income tax as would be the case if the defeasance did not occur. (Section 9.03)

However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities and our right of optional redemption, if any;

•	to replace mutilated, defaced, destroyed, lost or stolen debt securities;

•	to pay principal and interest, if any, on the original stated due dates and any remaining rights of the holders to receive sinking fund payments, if any, from funds deposited with the trustee;

•	immunities of the trustee; and

•	to hold money for payment in trust. (Section 9.01)

Government obligation means securities that are:

•	direct obligations of the US or any foreign government of a sovereign state for the payment of which is pledged by the full faith and credit of the US or such foreign government; or

•	obligations of an entity controlled or supervised by and acting as an agency or instrumentality of the US or any foreign government of a sovereign state the payment of which is unconditionally guaranteed as a full faith and credit obligation of the US or such foreign government;

and are not callable or redeemable at the option of the issuer. Government obligation also includes:

•	a depositary receipt issued by a bank or trust company as custodian for these government obligations, or specific payment of interest on or principal of these government obligations, held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deductions from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of these government obligations, or the specific payment of interest on or principal of these government obligations, evidenced by such depositary receipt. (Section 1.01)

Notices

We and the trustee will send notices only to direct holders, using their addresses registered in the trustee’s records. (Section 10.04)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders of debt securities will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 9.05)

Governing Law

The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York. (Section 10.08)

Concerning the Trustee

The Bank of New York Mellon acts as the trustee with respect to certain debt securities of certain of our subsidiaries.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for either giving us notice or our default having to exist for a specified time period were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

Clearance and Settlement

Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository Trust Company (“DTC”) in the US, Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) in Luxembourg, and Euroclear Bank SA/NV (“Euroclear”) in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositories. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in US dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the US, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream, Luxembourg, and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in the accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

Clearstream, Luxembourg

Clearstream, Luxembourg has advised us as follows:

•	Clearstream, Luxembourg is a duly licensed bank incorporated as a société anonyme under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•	Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities.

•	Clearstream, Luxembourg provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

•	Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships.

•	Clearstream, Luxembourg’s customers are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream’s US customers are limited to securities brokers and dealers and banks.

•	Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer.

Euroclear

Euroclear has advised us as follows:

•	Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•	Euroclear holds securities for its participants and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

•	Euroclear provides various other services, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with domestic markets in several countries.

•	Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries.

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures — DTC

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to US corporate debt obligations in DTC’s Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in US dollars, on the settlement date. For payments in a currency other than US dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg

We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to US corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities, or such other procedures as are applicable for other securities.

If payment is made in US dollars, settlement will be in same-day funds. If payment is made in a currency other than US dollars, settlement will be free of payment. If payment is made other than in US dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the US.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the US. US investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Certain UK and US Federal Tax Considerations

UNITED KINGDOM TAXATION

The following summary is of a general nature and describes certain UK tax considerations that relate to the debt securities and is based on current UK law and the practice of H.M. Revenue and Customs (“HMRC”). It is not tax advice. The comments relate only to the position of persons who are the absolute beneficial owners of their debt securities and any payments in respect of such debt securities and may not apply to certain classes of persons such as dealers and holders who are connected with us for relevant tax purposes. This section offers general guidance only and in particular does not discuss the UK tax treatment relevant to convertible or exchangeable securities, asset linked securities or securities issued at anything other than no discount or a fixed discount to their redemption amount.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under UK law and the laws of any other taxing jurisdiction.

Interest Payments

If debt securities are issued with a redemption premium, then any such premium may constitute interest for UK tax purposes and so be treated in the manner described below. References to “interest” in this section mean interest as understood in UK tax law. The statements below do not take account of any different definitions of interest which may prevail under any other law or which may be created by the terms and conditions of the debt securities or any related documentation.

Payments of interest on debt securities issued by the Company will not be subject to withholding or deduction for or on account of UK taxation because the debt securities will be treated as “quoted Eurobonds” within the meaning of section 987 of the Income Tax Act 2007 (the “Act”) so long as they are listed on a “recognised stock exchange” within the meaning of Section 1005 of the Act. The New York Stock Exchange will be a “recognised stock exchange” so long as it is registered with the SEC as a national securities exchange.

Even if the debt securities do not qualify as “quoted Eurobonds”, the withholding obligation is disapplied in respect of payments to holders who the Company reasonably believes are either a UK resident company or a non-UK resident company carrying on a trade in the UK through a UK permanent establishment which is within the charge to corporation tax, or fall within various categories enjoying a special tax status (including charities and pension funds), or are partnerships consisting of such persons (unless HMRC directs otherwise).

In all other cases, payments of interest will generally be made after deduction of tax at the basic rate, which is currently 20%. Certain holders of debt securities who are resident in the US may be entitled to receive payments free of deductions for or on account of UK tax under the UK — US double taxation treaty and may therefore be able to obtain a direction to that effect from the appropriate taxation authority in the UK. Holders of debt securities who are resident in other jurisdictions may also be able to receive payment free of deductions or subject to a lower rate of deduction under an appropriate double taxation treaty and may be able to obtain a direction to that effect. However, such a direction will, in either case, only be issued on prior application to the relevant tax authorities by the holder in question. If such a direction is not in place at the time a payment of interest is made, the person making the payment will be required to withhold tax, although a holder of debt securities resident in another jurisdiction who is entitled to relief may subsequently claim the amount, or a proportion of the amount, as appropriate, withheld, from HMRC.

The interest on debt securities issued by the Company will have a UK source for tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding. However, interest with a UK source received without deduction or withholding on account of UK tax will effectively not be chargeable to UK tax in the hands of a person who is not resident for tax purposes in the UK unless that person carries on a trade, profession or vocation in the UK through a branch or agency (or, for holders who are companies, through a permanent establishment) in the UK in connection with which the interest is received or to which the debt securities are attributable. There are certain exceptions for interest received by certain categories of agents (such as some brokers and investment managers).

Optional Tax Redemption

In the earlier section entitled “Description of Debt Securities — Optional Tax Redemption” we set out situations in which the Company may redeem any debt securities.

Disposal (including Redemption)

A holder of debt securities who is resident in a jurisdiction outside the UK will not be liable to UK taxation in respect of a disposal (including redemption) of a debt security, any gain accrued in respect of a debt security or any change in the value of a debt security, unless, at the time of the disposal, the holder carries on a trade, profession or vocation in the UK through a branch or agency (or, for corporate holders, a permanent establishment) and the debt security was used in or for the purposes of that trade, profession or vocation or acquired for the use by or for the purposes of the branch or agency or permanent establishment or used or held for the purposes of the branch or agency or permanent establishment.

In general holders which are within the charge to UK corporation tax will be treated for tax purposes as realising profits, gains or losses in respect of the debt securities on a basis which is broadly in accordance with their statutory accounting treatment so long as the accounting treatment is in accordance with generally accepted accounting practice as that term is defined for tax purposes. Such profits, gains and losses (or, where the holder’s functional currency is not sterling, then the sterling equivalent of such profits, gains and losses as computed in the holder’s functional currency) will be taken into account in computing taxable income for corporation tax purposes.

For investment trusts, venture capital trusts, authorized unit trusts and open ended investment companies there are special rules whereby profits, gains or losses which are of a capital nature will not be brought into charge to corporation tax.

If the holder is an individual resident in the UK, he or she may have to account for capital gains tax in respect of any gains arising on a disposal of a debt security, unless the debt securities are “qualifying corporate bonds” within the meaning of section 117 of the Taxation of Chargeable Gains Act 1992. If this is the case, neither chargeable gains nor allowable losses will arise on a disposal of the debt securities for the purposes of taxation of chargeable gains. Any capital gains would be calculated by comparing the sterling values on purchase and disposal of the securities, so a liability to tax could arise where the non-sterling amount received on a disposal was less than or the same as the amount paid for the debt securities.

The provisions of the accrued income scheme (the “Scheme”) may apply to certain holders who are not subject to corporation tax, in relation to a transfer of the debt securities. On a transfer of securities with accrued interest the Scheme usually applies to deem the transferor to receive an amount of income equal to the accrued interest and to treat the deemed or actual interest subsequently received by the transferee as reduced by a corresponding amount. Generally, persons who are not resident in the UK and who do not carry on a trade in the UK through a branch or agency to which the debt securities are attributable will not be subject to the provisions of these rules.

If the debt security was issued at a significant discount to its redemption amount then it may still be a “qualifying corporate bond” for a holder not within the charge to corporation tax but all profits and losses on its disposal would be taxed as income. “Significant” means more than 15% of the redemption amount or, if 15% or under, more than 1/2% of the redemption amount multiplied by the number of years to redemption.

A holder who is an individual and who ceases to be resident for tax purposes in the UK for a period of five years or less and who disposes of debt securities during that period may be liable to UK taxation on chargeable gains arising during the period of absence, subject to any available exemption or relief.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No liability for UK stamp duty or SDRT will arise on a transfer of, or an agreement to transfer, debt securities unless such securities carry:

•	a right of conversion (exercisable then or later) into shares or other securities or to the acquisition of shares or other securities (including securities of the same description);

•	a right to interest, the amount of which is or was determined to any extent by reference to the results of, or of any part of, a business or to the value of any property (save for interest which (i) reduces in the event of the results of a business or part of a business improving, or the value of any property increasing, or (ii) increases in the event of results of a business or part of a business deteriorating, or the value of any property diminishing);

•	a right to interest the amount of which exceeds a reasonable commercial return on the nominal amount of the capital; or

•	a right on repayment to an amount which exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed on the Official List of the London Stock Exchange.

UNITED STATES TAXATION

The following are certain material US federal income tax consequences of ownership and disposition of the debt securities. This discussion only applies to debt securities that meet all of the following conditions:

•	they are purchased by initial holders who purchase debt securities at the “issue price”, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the debt securities are sold for money;

•	they are held as capital assets; and

•	they are owned by US Holders (as defined below).

This discussion does not describe all of the tax consequences that may be relevant to a US Holder in light of such person’s particular circumstances, including alternative minimum tax consequences, any consequences under the Medicare contribution tax on net investment income and tax consequences applicable to persons subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding debt securities as part of a hedge, straddle, wash sale, conversion transaction or integrated transaction;

•	persons whose functional currency is not the US dollar;

•	partnerships or other entities classified as partnerships for US federal income tax purposes;

•	tax-exempt organizations; or

•	persons carrying on a trade or business in the jurisdiction of the issuer through a permanent establishment.

If a partnership holds the debt securities, the US federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding the debt securities and their partners should consult their tax advisors with regard to the US federal income tax treatment of an investment in the debt securities.

This summary is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which subsequent to the date of this Prospectus may affect the tax consequences described herein. Persons considering the purchase of debt securities are urged to consult their tax advisors with regard to the application of the US federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-US taxing jurisdiction.

The discussion below applies only to debt securities that are treated as debt for US federal income tax purposes and are not “contingent payment debt instruments” for those purposes. The applicable prospectus supplement may include additional or alternative US federal income tax considerations that are not described herein and could be relevant to a particular series of debt securities.

As used herein, the term “US Holder” means a beneficial owner of a debt security that is for US federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for US federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to US federal income taxation regardless of its source.

Interest

Interest paid on a debt security will be taxable to a US Holder as ordinary interest income at the time it accrues or is received in accordance with the US Holder’s method of accounting for US federal income tax purposes provided that the interest is qualified stated interest (as defined below). Interest income earned by a US Holder with respect to a debt security will constitute foreign source income for US federal income tax purposes, which may be relevant to a US Holder in calculating such person’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex and, therefore, a US Holder should consult its own tax advisor regarding the availability of foreign tax credits in its particular circumstances. Special rules governing the treatment of interest paid with respect to original issue discount debt securities and certain foreign currency debt securities, are described under “Original Issue Discount” and “Foreign Currency Debt Securities” below.

Original Issue Discount

A debt security that is issued at an issue price less than its “stated redemption price at maturity” will be considered to have been issued with original issue discount for US federal income tax purposes (an “original issue discount debt security”) unless the debt security satisfies a de minimis threshold (as described below) or is a short-term debt security (as defined below). The “stated redemption price at maturity” of a debt security will equal the sum of all payments required under the debt security other than payments of “qualified stated interest”. “Qualified stated interest” is stated interest that is unconditionally payable (other than in debt instruments issued by us) at least annually during the entire term of the debt security and equal to the outstanding principal balance of the debt security multiplied by a single fixed rate or, subject to certain conditions, a floating rate based on one or more indices.

Floating rate debt securities providing for one or more “qualified floating rates” of interest, a single fixed rate and one or more qualified floating rates, an “objective rate”, or a single fixed rate and a single objective rate that is a “qualified inverse floating rate” will generally have qualified stated interest if interest is unconditionally payable at least annually during the term of the debt security at the floating rate’s current value (within the meaning of the applicable US Treasury Regulations). If a floating rate debt security provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate. If interest on a debt instrument is stated at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding two sentences if the values of the applicable rates on the issue date are within 1/4 of 1 percent of each other. In general, a qualified floating rate is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated (e.g., LIBOR). A rate described in the preceding sentence that is either: (i) multiplied by a fixed multiple that is greater than 0.65 but not more than 1.35 or (ii) multiplied by a fixed multiple greater than 0.65 but not more than 1.35, and then increased or decreased by a fixed rate will also be a qualified floating rate for these purposes. In general, an objective rate is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A qualified inverse floating rate is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. A US Holder considering purchasing a floating rate debt security should carefully examine the applicable prospectus supplement and should consult its tax advisor since the tax consequences to such holder of owning the floating rate debt security will depend, in part, on the particular terms of such floating rate debt security. The applicable prospectus supplement will describe the US federal income tax treatment of floating rate debt securities that provide for multiple floating rates.

If the difference between a debt security’s stated redemption price at maturity and its issue price is less than a prescribed de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the debt security will not be considered to have original issue discount.

A US Holder of original issue discount debt securities will be required to include any qualified stated interest payments in income in accordance with the US Holder’s method of accounting for US federal income tax purposes. US Holders of original issue discount debt securities that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. Under this method, US Holders of original issue discount debt securities generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A US Holder may make an election to include in gross income all interest that accrues on any debt security (including stated interest, original issue discount and de minimis original issue discount, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”).

A debt security that matures one year or less from its date of issuance taking into account the last possible date that the debt security could be outstanding under its terms (a “short-term debt security”) will be treated as being issued at a discount and none of the interest paid on the debt security will be treated as qualified stated interest.

In general, a cash method US Holder of a short-term debt security is not required to accrue the discount for US federal income tax purposes unless it elects to do so. US Holders who so elect and certain other US Holders, including those who report income on the accrual method of accounting for federal income tax purposes, are required to include the discount in income as it accrues on a straight line basis, unless another election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a US Holder who is not required and who does not elect to include the discount in income currently, any gain realized on the sale, exchange or retirement of the short-term debt security will be ordinary income to the extent of the discount accrued on a straight line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such US Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term debt securities in an amount not exceeding the accrued discount until the accrued discount is included in income.

Under applicable regulations, if AstraZeneca PLC has an unconditional option to redeem a debt security prior to its stated maturity date, for purposes of determining the yield and maturity of the debt security this option will be presumed to be exercised if, by utilizing any date on which the debt security may be redeemed as the maturity date and the amount payable on that date in accordance with the terms of the debt security as the stated redemption price at maturity, the yield on the debt security would be lower than its yield to stated maturity. If a US Holder has an unconditional option to require redemption of a debt security prior to its stated maturity, the option is presumed exercised if the yield on the debt security, if the redemption option were exercised, would be higher than its yield to stated maturity. If an option is not in fact exercised, the debt security would be treated solely for purposes of calculating original issue discount as if it were redeemed, and a new debt security were issued, on the presumed exercise date for an amount equal to the debt security’s adjusted issue price on that date. If a debt security provides for conditional options to redeem (or otherwise calls for alternative payment schedules if a contingency occurs) and the timing and amount of the redemption price (or alternative payments) is known as of the issue date, the payment schedule that is significantly more likely than not to occur is used to determine the yield and maturity of the debt security.

Amortizable Bond Premium

If a US Holder purchases a debt security for an amount that is greater than the sum of all amounts payable on the debt security other than qualified stated interest, the US Holder will be considered to have purchased the debt security with amortizable bond premium. In general, amortizable bond premium with respect to any debt security will be equal in amount to the excess of the purchase price over the sum of all amounts payable on the debt security other than qualified stated interest and the holder may elect to amortize this premium, using a constant yield method, over the remaining term of the debt security. Special rules may apply in the case of debt securities that are subject to optional redemption. A US Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such person’s income with respect to the debt security in that accrual period. A US Holder who elects to amortize bond premium must reduce his tax basis in the debt security by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the US Holder and may be revoked only with the consent of the Internal Revenue Service.

If a US Holder makes a constant yield election (as described under “Original Issue Discount” above) for a debt security with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the US Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the Internal Revenue Service with respect to debt instruments acquired after revocation.

Sale, Exchange or Retirement of the Debt Securities

Upon the sale, exchange or retirement of a debt security, a US Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the US Holder’s adjusted tax basis in the debt security. Gain or loss, if any, will generally be US source income for purposes of computing a US Holder’s foreign tax credit limitation. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Interest” above.

Gain or loss realized on the sale, exchange or retirement of a debt security will generally be capital gain or loss and will be long term capital gain or loss if at the time of sale, exchange or retirement the debt security has been held for more than one year. Exceptions to this general rule apply in the case of a short term debt security, to the extent of any accrued discount not previously included in the US Holder’s taxable income (see “—Original Issue Discount” above) and in the case of foreign currency debt securities (see “—Foreign Currency Debt Securities” below).

Foreign Currency Debt Securities

The rules applicable to debt securities that are denominated in a currency or currency unit other than the US dollar ( “foreign currency debt securities”) are complex and their application may depend on the US Holder’s particular US federal income tax situation. For example, various elections are available under these rules, and whether a US Holder should make any of these elections may depend on such person’s particular US federal income tax situation. US Holders are urged to consult their own tax advisors regarding the US federal income tax consequences of the ownership and disposition of foreign currency debt securities.

A US Holder who uses the cash method of accounting and who receives a payment of qualified stated interest in a foreign currency (or who receives proceeds from a sale, exchange or other disposition attributable to accrued interest) with respect to a foreign currency debt security will be required to include in income the US dollar value of the foreign currency payment (determined based on a spot rate on the date the payment is received) regardless of whether the payment is in fact converted to US dollars at that time, and this US dollar value will be the US Holder’s tax basis in the foreign currency.

In the case of an accrual method taxpayer, a US Holder will be required to include in income the US dollar value of the amount of interest income (including original issue discount, but reduced by any amortizable bond premium) that has accrued and is otherwise required to be taken into account with respect to a foreign currency debt security during an accrual period. The US dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Alternatively, a US Holder may elect to translate interest income (including original issue discount) into US dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A US Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. In either case, the US Holder will recognize ordinary income or loss with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest is actually received. The amount of ordinary income or loss recognized will equal the difference between the US dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period and the US dollar value of interest income that has accrued during the accrual period (as determined above). Rules similar to these rules apply in the case of a cash method taxpayer required to currently accrue original issue discount.

Original issue discount and amortizable bond premium on a foreign currency debt security are to be determined in the relevant foreign currency. If an election to amortize bond premium is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency.

Exchange gain or loss is realized on amortized bond premium with respect to any period by treating the bond premium amortized in the period in the same manner as on the sale, exchange or retirement of the foreign currency debt security. Any exchange gain or loss will be ordinary income or loss as described below. If the election to amortize bond premium is not made, any loss realized on the sale, exchange or retirement of a foreign currency debt security with amortizable bond premium by a US Holder will be a capital loss to the extent of the bond premium.

A US Holder’s tax basis in a foreign currency debt security, and the amount of any subsequent adjustment to the holder’s tax basis, will be the US dollar value of the foreign currency amount paid for such foreign currency debt security, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. A US Holder who purchases a foreign currency debt security with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such US Holder’s tax basis in the foreign currency and the US dollar fair market value of the foreign currency debt security on the date of purchase.

Gain or loss realized upon the sale, exchange or retirement of a foreign currency debt security that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the US dollar value of the foreign currency principal amount of the debt security, determined on the date the payment is received or the debt security is disposed of (or, if the debt security is traded on an established securities market, on the settlement date if the US Holder is a cash basis holder or an electing accrual basis holder), and (ii) the US dollar value of the foreign currency principal amount of the debt security, determined on the date the US Holder acquired the debt security (or, if the debt security is traded on an established securities market, on the settlement date if the US Holder is a cash basis holder or an electing accrual basis holder). Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency debt securities described above. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by a US Holder on the sale, exchange or retirement of the foreign currency debt security. The foreign currency gain or loss will generally be US source. Any gain or loss realized by US Holders in excess of the foreign currency gain or loss will be capital gain or loss (except in the case of a short-term debt security, to the extent of any discount not previously included in the US Holder’s income).

Tax Return Disclosure Requirements

A US Holder may be required to file a reportable transaction disclosure statement with such person’s US federal income tax return, if the US Holder realizes a loss on the sale, exchange or other disposition of a foreign currency debt security and such loss is greater than applicable threshold limits, which differ depending on the status of the holder. A US Holder that claims a loss deduction with respect to a foreign currency debt security should consult its own tax advisor regarding the need to file a reportable transaction disclosure statement.

Foreign Financial Asset Reporting

Certain US Holders who are individuals (and certain entities closely-held by individuals) may be required to report information relating to their ownership of debt securities unless the debt securities are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by non-US financial institutions). US Holders should consult their tax advisors regarding their reporting obligations with respect the debt securities.

Backup Withholding and Information Reporting

Information returns may be filed with the Internal Revenue Service in connection with payments on the debt securities and the proceeds from a sale or other disposition of the debt securities. A US Holder may be subject to US backup withholding on these payments if the US Holder fails to provide a correct taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a US Holder will be allowed as a credit against the US Holder’s US federal income tax liability and may entitle the US Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Plan of Distribution

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to other purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed.

Underwriters

If we use underwriters in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless provided otherwise in the applicable prospectus supplement, various conditions to the underwriters’ obligation to purchase the securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of the securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless provided otherwise in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933. The prospectus supplement will name any agent involved in the offering and sale and will state any commissions we will pay to that agent. Unless provided otherwise in the applicable prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities from it pursuant to contracts providing for payment and delivery on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

Unless provided otherwise in the applicable prospectus supplement, each series of securities will be a new issue of securities without an established trading market. Various broker-dealers may make a market in the debt securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the applicable prospectus supplement.

Legal Matters

Davis Polk & Wardwell London LLP, our US counsel, will pass upon the validity of the offered securities with respect to US Federal law and New York State law. Freshfields Bruckhaus Deringer LLP, our English solicitors, will pass upon the validity of the offered securities with respect to English law.

Experts

The consolidated financial statements of AstraZeneca PLC and subsidiaries as of December 31, 2013, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Audit Plc, independent registered accounting firm, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of AstraZeneca PLC and subsidiaries as of December 31, 2015 and 2014, and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On December 23, 2015, the Company announced a proposal to appoint PricewaterhouseCoopers LLP (“PwC”) as external auditor for the financial year ending December 31, 2017. KPMG (initially through KPMG Audit Plc up to fiscal 2013 and through KPMG LLP for fiscal 2014 and 2015) has been the Group’s auditor since 1999. The proposed change of auditor followed a recommendation by the Audit Committee to the Board of Directors based on a formal tender process, in which our current external auditor, KPMG LLP, had not participated as KPMG LLP would have been prohibited to serve as AstraZeneca’s external auditor after 2020. A resolution to approve the appointment of PwC will be put to shareholders at the Company’s AGM in 2017.

During the years ended:

•	December 31, 2013, and the subsequent period ended April 24, 2014, and
•	December 31, 2014 and 2015, and subsequently to the date of this registration statement

(1) neither KPMG Audit Plc (the former KPMG auditing entity, as explained in the 2014 Form 20-F) nor KPMG LLP (together, “KPMG”) has issued any reports on the financial statements of the Company or on the effectiveness of internal control over financial reporting that contained an adverse opinion or a disclaimer of opinion, nor were the auditors’ reports of KPMG qualified or modified as to uncertainty, audit scope, or accounting principles, (2) there has not been any disagreement over any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to KPMG’s satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its auditors’ reports, or any “reportable event” as described in Item 16F(a)(1)(v) of Form 20-F.

The Company has provided each KPMG entity with a copy of the foregoing disclosure and has requested that each of them furnish the Company with a letter addressed to the SEC stating whether they agree with such disclosure and, if not, stating the respects in which they do not agree. Copies of KPMG’s letters, dated November 22, 2016, in which each KPMG entity states that they agree with such disclosure, are filed herewith as Exhibits 23.7 and 23.8.